UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

☐    Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

BEYOND MEAT, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BEYOND MEAT, INC.
888 N. DOUGLAS STREET, SUITE 100, EL SEGUNDO, CALIFORNIA 90245
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. Pacific Time on Wednesday, May 24, 2023
Dear Stockholders of Beyond Meat, Inc.:
The 2023 annual meeting of stockholders (the “Annual Meeting”) of Beyond Meat, Inc., a Delaware corporation (“Beyond Meat”), will be held virtually, via live webcast at www.virtualshareholdermeeting.com/BYND2023, on Wednesday, May 24, 2023 at 8:00 a.m. Pacific Time, for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect three Class I directors to serve until our 2026 annual meeting of stockholders and until their successors are duly elected and qualified;
2.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023;
3.To hold an advisory (non-binding) vote to approve the compensation of our named executive officers; and
4.To transact such other business as may properly come before the Annual Meeting or any postponements, adjournments or continuations thereof.
Our board of directors has fixed the close of business on March 28, 2023 as the record date (the “Record Date”) for the Annual Meeting. Stockholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about April 12, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote and includes instructions on how to receive a paper copy of our proxy materials by mail. The proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. You will be asked to enter the sixteen-digit control number located on your Notice or proxy card.
We appreciate your continued support of Beyond Meat.
By Order of the Board of Directors,
Ethan Brown
Founder, President, Chief Executive Officer and Board Member
El Segundo, California
April 12, 2023
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting, you are urged to vote and submit your proxy by following the voting procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote during the meeting, you must follow the instructions from your broker, bank or other nominee.

2023 Proxy Statement | | i

ii | | 2023 Proxy Statement

BEYOND MEAT, INC.
PROXY STATEMENT
FOR 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. Pacific Time on Wednesday, May 24, 2023
This proxy statement and form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2023 annual meeting of stockholders (the “Annual Meeting”) of Beyond Meat, Inc., a Delaware corporation (“Beyond Meat” or the “company”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held virtually, via live webcast on Wednesday, May 24, 2023 at 8:00 a.m. Pacific Time. The Annual Meeting can be accessed via the Internet at www.virtualshareholdermeeting.com/BYND2023 where you will be able to attend and listen to the Annual Meeting live, submit questions and vote your shares electronically at the Annual Meeting. You will not be able to attend the Annual Meeting physically in person.
Our board of directors has fixed the close of business on March 28, 2023 as the record date (the “Record Date”) for the Annual Meeting. Stockholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement, the form of proxy and our annual report will be mailed on or about April 12, 2023 to all stockholders entitled to vote at the Annual Meeting.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND OUR ANNUAL MEETING
The information provided in the “question and answer” format below is for your convenience only. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
Why are you holding a virtual Annual Meeting and how can stockholders attend?
We will be hosting the Annual Meeting via live webcast only. We believe hosting our Annual Meeting virtually helps to expand access, facilitate stockholder attendance, reduce costs, enable improved communication, and support the health and well-being of our stockholders and other meeting participants. It also reduces the environmental impact of our Annual Meeting. To participate in our virtual Annual Meeting, visit www.virtualshareholdermeeting.com/BYND2023 with your 16-digit control number included in the Notice, on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instructions received from your broker, bank or other nominee if you are a street name stockholder, as described below.

2023 Proxy Statement | | 1

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
The Annual Meeting live webcast will begin promptly at 8:00 a.m. Pacific Time on Wednesday, May 24, 2023. Stockholders may vote and submit questions in advance of, or live during, the Annual Meeting by following the instructions and rules of conduct on the Annual Meeting website. During the Annual Meeting, we intend to answer questions that are pertinent to the company and the official business of the Annual Meeting, subject to time constraints. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures. The virtual Annual Meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and mobile phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform at www.virtualshareholdermeeting.com/BYND2023.
What matters am I voting on and how does the board of directors recommend that I vote?

PROPOSAL	BOARD OF DIRECTORS VOTING RECOMMENDATION
PROPOSAL NO. 1 The election of three Class I directors to serve until our 2026 annual meeting of stockholders and until their successors are duly elected and qualified.	FOR each nominee
PROPOSAL NO. 2 Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023.	FOR
PROPOSAL NO. 3 Advisory (non-binding) vote to approve the compensation of the company’s named executive officers.	FOR
Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
Who is entitled to vote?
Holders of our common stock as of the close of business on the Record Date may vote at the Annual Meeting. As of the Record Date, there were 64,149,711 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each share of our common stock held by a stockholder on the Record Date will be entitled to one vote for each of the director nominees and one vote for each of the other proposals. We do not have cumulative voting rights for the election of directors.

2 | | 2023 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
Stockholders of Record: Shares Registered in Your Name
If shares of our common stock are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy and indicate your voting choices directly to the individuals listed on the proxy card or to vote virtually at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders
If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares in the manner provided in the voting instructions you receive from your broker, bank or other nominee. However, because a street name stockholder is not the stockholder of record, you may not vote your shares of our common stock electronically at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures for obtaining a legal proxy. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting and conduct business under our amended and restated bylaws (“Bylaws”) and Delaware law. The presence in person or represented by proxy of the holders of one-third (1/3rd) of the voting power of the shares of stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions and broker non‑votes are counted as shares present and entitled to vote for purposes of determining a quorum.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Ethan Brown (our President and Chief Executive Officer) and Teri L. Witteman (our Chief Legal Officer and Secretary) have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described in this proxy statement. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is postponed, adjourned or continued, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described below.

2023 Proxy Statement | | 3

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
How many votes are needed for approval of each proposal?

PROPOSAL	VOTE NEEDED FOR APPROVAL AND EFFECT OF ABSTENTIONS AND BROKER NON-VOTES
PROPOSAL NO. 1 The election of three Class I directors to serve until our 2026 annual meeting of stockholders and until their successors are duly elected and qualified.
Our Bylaws state that, to be elected, a nominee must receive a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. “Plurality” means that the individuals who receive the highest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of withholding a vote or a broker non-vote) will have no effect on the outcome of this proposal.

PROPOSAL NO. 2 Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023.
The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal. Abstentions are not considered votes for or against this proposal, and thus, will have no effect on the outcome of this proposal. Broker non-votes will also have no effect on the outcome of this proposal.

PROPOSAL NO. 3 Advisory (non-binding) vote to approve the compensation of the company’s named executive officers.
The advisory (non-binding) vote to approve the compensation of the company’s named executive officers requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal. Abstentions are not considered votes for or against this proposal, and thus, will have no effect on the outcome of this proposal. Broker non-votes will also have no effect on the outcome of this proposal. However, because this proposal is a non-binding advisory vote, the result will not be binding on our board of directors or the company.

Voting results will be tabulated and certified by the inspector of election appointed for the Annual Meeting.
How do I vote?
If you are a stockholder of record, there are five ways to vote:
•By Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 23, 2023 (have your Notice or proxy card in hand when you visit the website);
•By toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Time on May 23, 2023 (have your Notice or proxy card in hand when you call);

4 | | 2023 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
•By scanning the QR code in your Notice or proxy card with your mobile device until 11:59 p.m. Eastern Time on May 23, 2023;
•By completing and mailing your proxy card (if you received printed proxy materials) to be received prior to the Annual Meeting; or
•By attending the virtual meeting by visiting www.virtualshareholdermeeting.com/BYND2023, where you may vote electronically and submit questions during the Annual Meeting. Please have your Notice or proxy card in hand when you visit the website.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. As discussed above, if you are a street name stockholder, you may not vote your shares electronically at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
VOTING VIA THE INTERNET, MOBILE DEVICE OR BY TELEPHONE IS FAST AND CONVENIENT, AND YOUR VOTE IS IMMEDIATELY CONFIRMED AND TABULATED. VOTING EARLY WILL HELP AVOID ADDITIONAL SOLICITATION COSTS AND WILL NOT PREVENT YOU FROM VOTING ELECTRONICALLY DURING THE ANNUAL MEETING IF YOU WISH TO DO SO.
If you have questions about the matters described in this proxy statement, how to submit your proxy or if you need additional copies of this proxy statement, the proxy card or voting instructions, you should contact MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet, mobile device or by telephone;
•completing and returning a later-dated proxy card;
•notifying the Secretary of Beyond Meat, Inc., in writing, at Beyond Meat, Inc., 888 N. Douglas Street, Suite 100, El Segundo, California 90245; or
•attending and voting electronically at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

2023 Proxy Statement | | 5

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. The Notice containing instructions on how to access this proxy statement is first being mailed on or about April 12, 2023 to all stockholders entitled to vote at the Annual Meeting.
Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and the cost of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting?
We have retained the services of MacKenzie Partners, Inc. (“MacKenzie”) to aid in the solicitation of proxies and will pay MacKenzie a base fee of $18,500 for these services, plus any related costs and expenses. We will bear the total expense of the solicitation that will include, in addition to the amounts paid to MacKenzie, amounts paid for printing and postage and to reimburse banks, brokerage firms and others for their expenses in forwarding proxy solicitation materials. Although the principal distribution of proxy materials will be through the Internet, solicitation of proxies will also be made by mail. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
How may my broker, bank or other nominee vote my shares if I fail to provide timely directions?
Brokers, banks and other nominees holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee may have discretion to vote your shares on our sole “routine” proposal: the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023. Absent direction from you, your broker, bank or other nominee will not have discretion to vote on the election of directors and the advisory (non-binding) vote to approve the compensation of our named executive officers, which are both “non-routine” matters. If the broker, bank or other nominee that holds your shares in street name returns a proxy card without voting on a non-routine proposal because it did not receive voting instructions from you on that proposal, this is referred to as a “broker non-vote.” Broker non‑votes are considered in determining whether a quorum exists at the Annual Meeting. The effect of broker non‑votes on the outcome of each proposal to be voted on at the Annual Meeting is explained above under “How many votes are needed for approval of each proposal?”
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days

6 | | 2023 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
What is the deadline to propose stockholder actions and director nominations for consideration at next year’s annual meeting of stockholders?
Rule 14a-8 Stockholder Proposals
As prescribed by Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in our proxy statement for next year’s annual meeting of stockholders. For a Rule 14a-8 stockholder proposal to be timely and considered for inclusion in our proxy statement for our 2024 annual meeting of stockholders, the proposal must comply with all applicable requirements of Rule 14a-8 and our Secretary must receive the written proposal at our principal executive offices not later than December 14, 2023. Stockholder proposals should be addressed to:
Beyond Meat, Inc.
Attention: Secretary
888 N. Douglas Street, Suite 100
El Segundo, California 90245
Advance Notice Stockholder Proposals
Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proper proposal, including director nominations, before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Any such advance notice stockholder proposal, including director nominations, must comply with all of the requirements set forth in our restated certificate of incorporation, Bylaws and applicable laws, rules and regulations. Our Bylaws provide, among other requirements, that for business to be properly brought before an annual meeting by a stockholder, (i) the stockholder must be a stockholder of record at the time of the giving of the notice and at the time of the meeting, (ii) the stockholder must be entitled to vote at the meeting, (iii) the business must be a proper matter for stockholder action, and (iv) the stockholder must give timely written notice to our Secretary, which notice must contain the information specified in our Bylaws. For an advance notice stockholder proposal, including director nominations, to be timely for our 2024 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices at the address listed above:
•not earlier than January 25, 2024; and
•not later than February 24, 2024.
In the event that we hold our 2024 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of an advance notice stockholder proposal must be received no earlier than the close of business on the 120th day before our 2024 annual meeting of stockholders and no later than the close of business on the later of the following two dates:
•the 90th day prior to our 2024 annual meeting of stockholders; or
•the 10th day following the day on which public announcement of the date of the 2024 annual meeting of stockholders is first made.

2023 Proxy Statement | | 7

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
You are advised to review our Bylaws, which contain additional requirements regarding advance notice stockholder proposals, including director nominations.
In addition to satisfying the advance notice requirements under our Bylaws, stockholders who intend to solicit proxies in support of director nominees for election at the 2024 annual meeting of stockholders, other than the company’s nominees, must provide a notice that sets forth the information required by Rule 14a-19 under the Exchange Act by no later than February 24, 2024.
Availability of Bylaws
A copy of our Bylaws is available via the SEC’s website at https://www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

8 | | 2023 Proxy Statement

BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE
Board of Directors Composition
Under our restated certificate of incorporation, our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors is currently composed of nine members. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, disqualification or removal. Our restated certificate of incorporation provides that no director may be removed from our board of directors except for cause and only by the affirmative vote of the holders of at least two‑thirds of the voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors.
Our board of directors is divided into three classes of directors, each serving a staggered three-year term. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Directors are assigned to each class in accordance with resolutions adopted by our board of directors, with the number of directors in each class to be divided as nearly equal as reasonably possible. In the event of any increase or decrease in the authorized number of directors, each director then serving will continue as a director of the class of which the director is a member, and the newly created or eliminated directorships resulting from such increase or decrease will be apportioned by our board of directors among the three classes of directors so that no one class has more than one director more than any other class.
Our restated certificate of incorporation provides that, unless otherwise determined by our board of directors or as provided by law, any vacancy occurring on our board of directors and any newly created directorship resulting from any increase in the authorized number of directors will be filled by the affirmative vote of a majority of the directors then in office. Any director elected to fill a vacancy or a newly created directorship will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires and until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.
Director Candidate Selection and Evaluation
Our board of directors is responsible for nominating members for election to our board of directors and for filling vacancies on the board of directors that may occur between annual meetings of stockholders. The nominating and corporate governance committee is responsible for identifying, evaluating and recommending candidates to our board of directors for board membership. Our nominating and corporate governance committee may use outside consultants to assist in identifying candidates. When formulating its board membership recommendations, our nominating and corporate governance committee may also consider advice and recommendations from stockholders, our board of directors, management and others as it deems appropriate.
Stockholder Recommendations
Stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to our board of directors may do so by delivering a written recommendation addressed to Beyond Meat, Inc., Attn: Secretary, 888 N. Douglas Street, Suite 100, El Segundo,

2023 Proxy Statement | | 9

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
California 90245, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting.
With respect to such director nominee, submissions must include (i) the individual’s full name, age, business address and residence address, (ii) the individual’s principal occupation or employment, (iii) the number of shares of our common stock beneficially owned by the individual, the date or dates such shares were acquired and the investment intent of such acquisition, (iv) a completed and executed written questionnaire with respect to the background and qualification of such person, (v) a written representation and agreement regarding not being a party to certain voting arrangements, (vi) all other information relating to the individual that would be required to be disclosed in the solicitations of proxies for the election of directors in an election contest or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) under the Exchange Act, (vii) whether such individual meets the independence requirements of Nasdaq and (viii) any additional information required by our Bylaws. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Identification and Evaluation of Director Nominees at our Annual Meeting

Our nominating and corporate governance committee annually reviews the needs of the board of directors in terms of independence, skills and characteristics in connection with evaluating recommendations for election or re-election.

Candidates are identified with input from our board of directors, stockholders, management and outside consultants.

Our nominating and corporate governance committee considers certain factors, including, but not limited to, the qualifications, independence, integrity, diversity, skills, financial and other expertise, breadth of experience, and knowledge about our business or industry and recommends nominees to the board of directors.

Our board of directors evaluates the qualifications of the recommended candidates and selects nominees.

Our stockholders vote on director nominees at our annual meeting of stockholders.
Our nominating and corporate governance committee is responsible for developing and recommending to our board of directors for determination any specific minimum qualifications that must be met, any specific qualities or skills that are necessary for one or more of our board members to possess, and the desired qualifications, expertise and characteristics of our board members, with the goal of developing an experienced and highly qualified board with a diverse background and skillset, that contribute to the total mix of viewpoints and experience represented on our board of directors. Among the criteria our nominating and corporate governance committee may also consider is diversity with respect to gender, race, ethnicity, differences in professional background, experience at policy-making levels in business, finance and other areas, education, skill and other individual qualities and attributes. In evaluating potential candidates for our board of directors, our nominating and

10 | | 2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

corporate governance committee will consider these factors, as well as director tenure, in light of the specific needs of our board of directors at that time and any legal requirements.
Our nominating and corporate governance committee evaluates each individual in the context of our board as a whole, with the objective of recommending for nomination directors that will best serve the interests of the company and our stockholders.
In making its recommendations to the board, the nominating and corporate governance committee will also consider the number of other public company boards and other boards (or comparable governing bodies) of which a prospective nominee is a member, as well as a prospective nominee’s other professional responsibilities. Incumbent directors are expected to advise the chair of the board or chair of the nominating and corporate governance committee in advance of accepting an invitation to serve on the board of directors of any organization, whether public or private, and whether for-profit or not-for-profit. Unless the nominating and corporate governance committee and our board determine otherwise, no director shall serve on more than four public company boards, including the company’s board, and the company’s chief executive officer shall not serve on more than two public company boards, including the company’s board. Additionally, no member of the company’s audit committee shall simultaneously serve on the audit committees of more than three public companies (including the company’s board), unless the member is a retired CPA, CFO, controller or has similar experience, in which case the limit shall be four audit committees (including the company's board), taking time and availability into consideration, including a review of the member’s attendance at all of the company’s board and committee meetings. Directors also are expected to limit the number of other boards, including non-profits, on which they serve in order to devote adequate time and effort to their board responsibilities. Service on other boards and/or committees should be consistent with the company’s conflict of interest policies.
Our nominating and corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees.

2023 Proxy Statement | | 11

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Selection of 2023 Director Nominees
In 2021, our nominating and corporate governance committee retained Boardspan, Inc. (“Boardspan”), a board management, recruiting and governance firm, to assist with identifying potential director nominees. The functions performed by Boardspan included identifying qualified candidates, conducting interviews and presenting qualified candidates to our nominating and corporate governance committee for consideration. Based on the recommendation of the nominating and corporate governance committee, our board of directors has nominated Seth Goldman, C. James Koch and Kathy N. Waller for election to the board as Class I directors. Mr. Goldman and Ms. Waller are incumbent directors. Mr. Koch was brought to the attention of the nominating and corporate governance committee by a non-management member of our board and presented by Boardspan. Mr. Koch has been nominated for election to the seat currently held by Christopher Isaac “Biz” Stone, who will serve out the remainder of his term as a Class I director through the Annual Meeting.
The experiences, qualifications and skills of each of the nominees for election as a director at the Annual Meeting and for each of the continuing members of our board of directors that our board of directors considered in the nomination of such director or in concluding why the director should continue serving on our board, are included in the individual biographies on the following pages. Our board of directors concluded that each nominee should serve as a director based on the specific experience and attributes listed in their respective biographies below and, in the case of Mr. Goldman and Ms. Waller, their respective previous service on our board of directors, including the insight each nominee brings to our board of directors’ functions and deliberations.

BOARD OF DIRECTORS EXPERIENCE AND SKILLS
✓	Managing High-Growth Businesses	✓	Board and Executive Leadership
✓	Finance and Accounting	✓	Public Company Board Membership
✓	Risk Management	✓	Operation of Global Organizations
✓	Technology and Cyber Risk	✓	Sustainability and Corporate Responsibility
✓	Research, Development and Innovation	✓	Diversity
✓	Consumer Packaged Goods	✓	Entrepreneurship

12 | | 2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Diversity and Tenure
Our board of directors believes that a diversity of experience, tenure, gender, race, ethnicity, age and other factors contributes to effective governance over the affairs of the company for the benefit of its stockholders. We do not have a formal policy on director diversity; however, our corporate governance guidelines recommend that nominees be selected on the basis of a number of factors, including diversity. There are no limits on the number of terms that may be served by a director and there is no fixed retirement age for directors. The average tenure of our continuing directors and director nominees is five years.
Assuming all of the proposed Class I director nominees are elected, 33% of our board of directors will be diverse based on gender as well as race/ethnicity.

2023 Proxy Statement | | 13

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The following table provides information on the diversity of the current members of our board of directors as of March 28, 2023.

BOARD DIVERSITY MATRIX AS OF MARCH 28, 2023
TOTAL NUMBER OF DIRECTORS: 9	FEMALE	MALE
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
African American or Black	1	—
Alaskan Native or Native American	—	—
Asian	1	1
Hispanic or Latinx	—	—
Native Hawaiian or Pacific Islander	1	—
White	1	5
Two or More Races or Ethnicities	1	—
LGBTQ+	—	—
Did Not Disclose Demographic Background	—	—

14 | | 2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Information Regarding Director Nominees and Continuing Directors
The following table sets forth the names, ages as of March 28, 2023, and certain other information for each of the nominees for election as a director at the Annual Meeting and for each of the continuing members of our board of directors following the Annual Meeting. Full biographical information follows the table.

NAME	CLASS	AGE	POSITION	DIRECTOR SINCE	CURRENT TERM EXPIRES	EXPIRATION OF TERM FOR WHICH NOMINATED	INDEPENDENT	AUDIT COMMITTEE	HUMAN CAPITAL MGMT AND COMP COMMITTEE	NOMINATING AND CORPORATE GOV COMMITTEE(1)	RISK COMMITTEE(2)
Director Nominees:
Seth Goldman(C)	I	57	Director/Nominee	2013	2023	2026	X
C. James Koch	I	73	Nominee	—	—	2026	X
Kathy N. Waller(L)	I	64	Director/Nominee	2018	2023	2026	X
Continuing Directors:
Ethan Brown	III	51	Founder, President, CEO and Director	2009	2025	—
Sally Grimes	II	52	Director	2021	2024	—	X
Colleen Jay	III	60	Director	2022	2025	—	X
Raymond J. Lane	III	76	Director	2015	2025	—	X
Muktesh “Micky” Pant	II	68	Director	2021	2024	—	X
Ned Segal	II	48	Director	2018	2024	—	X
______________________
Legend: (C) Chair of the Board | (L) Lead Independent Director |    Chair |    Member |    Audit Committee Financial Expert
(1)Following the Annual Meeting and if elected, we anticipate Ms. Grimes to be appointed as the chair, and Messrs. Pant and Goldman to be appointed as members of the nominating and corporate governance committee.
(2)Following the Annual Meeting and if elected, we anticipate Ms. Jay to be appointed as the chair, and Ms. Grimes and Mr. Koch to be appointed as members of the risk committee.

Nominees for Director
SETH GOLDMAN
Chair of the Board
Other Current Public Company Boards: None
Seth Goldman joined Beyond Meat as a member of our board of directors in February 2013. Mr. Goldman served as Executive Chair of Beyond Meat from October 2015 through February 2020. Mr. Goldman is the Co-Founder of Eat the Change and has served as CEO of Eat the Change since March 2020. He is also a co-founder of PLNT Burger, a quick-serve restaurant concept. Mr. Goldman was the TeaEO Emeritus and Innovation Catalyst for The Coca-Cola Company’s Venturing & Emerging Brands, a part-time position he held from November 2015 through December 2019. Mr. Goldman co-founded Honest Tea Inc., a bottled organic tea company, in February 1998, which was later sold to The Coca-Cola Company, and previously served as Honest Tea’s President and TeaEO until 2015.
In 2022, Mr. Goldman was named Person of the Year by BevNet Magazine, and in 2015 he was named the #1 Disruptor by Beverage World and Beverage Executive of the Year by Beverage Industry magazine. He has also

2023 Proxy Statement | | 15

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

been recognized as an Ernst & Young Entrepreneur of the Year and by the Washington DC Business Hall of Fame. In 2018, Partnership for a Healthier America recognized Mr. Goldman with its Visionary CEO award. Mr. Goldman is the co-chair of the Yale School of Management’s Entrepreneurship Advisory Board and, since January 2008, has served on the advisory board of Bethesda Green, a local sustainability non-profit he co-founded. He also served on the board of Ripple Foods, a dairy-free plant-based milk company, from November 2015 to October 2020, the advisory board of the American Beverage Association from 2013 to 2019 and the Yale School of Management from July 2013 to March 2020. Mr. Goldman has demonstrated his commitment to boardroom excellence by becoming NACD Directorship Certified and as a NACD Board Leadership Fellow by the National Association of Corporate Directors.
Mr. Goldman has a BA degree in Government from Harvard College and a Masters of Private & Public Management degree from Yale School of Management and is a Henry Crown Fellow of the Aspen Institute. We believe that Mr. Goldman is qualified to serve on our board of directors due to his extensive experience working at fast-growing brands in the food and beverage industry, his experience founding and building an entrepreneurial company and his knowledge of sustainable business practices.
C. JAMES KOCH
Director Nominee
Other Current Public Company Boards: The Boston Beer Company, Inc.
Jim Koch currently serves as Chairman of The Boston Beer Company, Inc. (NYSE: SAM), which he founded in 1984. Until January 2001, Mr. Koch also served as its Chief Executive Officer. Prior to starting The Boston Beer Company, Inc., he worked as a consultant for an international consulting firm with a focus on manufacturing.
Mr. Koch holds a BA degree in Government from Harvard College, an MBA degree from Harvard Business School and a JD degree from Harvard Law School. We believe that Mr. Koch is qualified to serve on our board of directors due to his experience founding and building a public craft brewing company, and skills in strategy, brand development and industry leadership.
KATHY N. WALLER
Lead Independent Director
Chair of the Audit Committee
Member of the Human Capital Management and Compensation Committee
Other Current Public Company Boards: Delta Air Lines, Inc., CGI Inc. and Cadence Bank
Kathy N. Waller has served as a member of our board of directors since November 2018. Ms. Waller retired from The Coca-Cola Company (NYSE: KO) in March 2019 after more than 30 years of service, most recently as Executive Vice President, Chief Financial Officer and President, Enabling Services prior to her retirement. Ms. Waller joined The Coca-Cola Company in 1987 as a senior accountant in the Accounting Research Department and served in a number of accounting and finance roles of increasing responsibility. From July 2004 to August 2009, Ms. Waller served as Chief of Internal Audit. In December 2005, she was elected Vice President of The Coca-Cola Company, and in August 2009, she was elected Controller. In August 2013, she became Vice President, Finance and Controller, assuming additional responsibilities for corporate treasury, corporate tax and finance capabilities, and served in that position until April 2014, when she was appointed Chief Financial Officer and elected Executive Vice President. Ms. Waller assumed expanded responsibility for The Coca-Cola

16 | | 2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Company’s strategic governance areas when she was also appointed to serve as President, Enabling Services, on May 1, 2017.
Ms. Waller has been a member of the board of directors of Delta Air Lines, Inc. (NYSE: DAL) since July 2015, and currently serves on its Audit, Corporate Governance and Personnel and Compensation Committees. Ms. Waller has been a member of the board of directors of CGI Inc. (NYSE: GIB) since December 2018 and currently serves on its Audit and Risk Management Committee. Ms. Waller joined the board of directors of Cadence Bank (NYSE:CADE) in May 2019 and serves on its Credit Risk Committee and Executive Compensation and Stock Incentive Committee. Previously she served on the board of directors of Coca-Cola FEMSA, S.A.B. de C.V and Monster Beverage Corporation. In addition, she is a member of the Board of Trustees of Spelman College and The Woodruff Arts Center. In February 2022, Ms. Waller was appointed Executive Director of the Atlanta Committee for Progress, a public/private partnership between the city’s top business, civic and academic leaders, and the Mayor of Atlanta. She received a BA degree in History from the University of Rochester and an MBA in Accounting and Finance from the Simon Business School at the University of Rochester. We believe Ms. Waller is qualified to serve on our board of directors because she has more than 30 years of experience in accounting and finance at a major public company.
Continuing Directors
ETHAN BROWN
Founder, President and Chief Executive Officer
Other Current Public Company Boards: None
Ethan Brown is the founder of Beyond Meat and has served as our President and Chief Executive Officer and as a member of our board of directors since our inception in 2009. He also serves as a manager of the Planet Partnership, LLC, our joint venture with PepsiCo, Inc., and served as our Secretary from our inception to September 2018. Mr. Brown began his career with a focus on clean energy and the environment, including serving as an energy analyst for the National Governors’ Center for Best Practices. He then joined Ballard Power Systems Inc. (NASDAQ: BLDP), a hydrogen fuel-cell company, being promoted from an entry-level manager to reporting directly to the Chief Executive Officer before leaving to found Beyond Meat.
Mr. Brown also created and opened a center for fuel reformation and has held several industry positions, including Vice Chairman of the Board at The National Hydrogen Association and Secretary of the United States Fuel Cell Council. He is a Henry Crown Fellow at the Aspen Institute, was honored as part of Inc.’s Best Led Companies 2021, The Bloomberg 50 for 2019, Newsweek’s Top Innovators of 2019, and, along with Beyond Meat, is the recipient of the United Nation’s highest environmental accolade, Champion of the Earth (2018). Mr. Brown holds an MBA from Columbia University, an MPP with a focus on Environment from the University of Maryland and a BA in History and Government from Connecticut College. We believe Mr. Brown’s strategic vision for our company and his expertise in technology and business operations make him qualified to serve on our board of directors.
SALLY GRIMES
Member of the Nominating and Corporate Governance Committee
Member of the Risk Committee
Other Current Public Company Boards: None
Sally Grimes has served as a member of our board of directors since May 2021. Ms. Grimes most recently served as Chief Executive Officer of Clif Bar & Company from May 2020 to March 2023, when Clif Bar was acquired by

2023 Proxy Statement | | 17

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Mondelez International (NYSE: MDLZ). Prior to joining Clif Bar, Ms. Grimes served in a number of executive roles at Tyson Foods, Inc. (NYSE: TSN), including Group President of Prepared Foods for Tyson Foods from August 2017 to January 2020, President of Retail from January 2017 to August 2017 and Chief Global Growth Officer & President, International from August 2014 to January 2017. Ms. Grimes joined Tyson Foods through the acquisition of The Hillshire Brands Company, where she served as Chief Innovation Officer & President, Gourmet Foods Group from July 2012 to August 2014. Prior to joining Hillshire, Ms. Grimes served as Global Vice President of Marketing for Sharpie at Newell Rubbermaid from June 2007 to July 2012. Ms. Grimes spent a decade in brand management at Kraft Foods from July 1997 to June 2007.
Ms. Grimes has been recognized by leading business publications including being named one of Fortune’s Most Powerful Women to Watch in 2019 and one of Fast Company’s Most Creative People in Business in 2012. She was also recognized by Crain’s Business as one of The Most Powerful Women in Chicago Business in 2019, and by San Francisco Business Times as one of The Most Influential Women in Bay Area Business in 2022. Ms. Grimes has served on the board of directors of Silver Oak Winery and Continental Grain Company since November 2022 and the board of directors of the Midtown Educational Foundation since June 2016. She served on the board of the Economic Club of Chicago from June 2019 to May 2022 and the board of Numerator, a Vista Private Equity portfolio company, from October 2019 to October 2020. Ms. Grimes holds a BS degree in Finance from Valparaiso University and an MBA from the University of Chicago Booth School of Business. We believe that Ms. Grimes is qualified to serve on our board of directors due to her extensive experience in the food industry and her significant leadership experience.
COLLEEN JAY
Member of the Audit Committee
Chair of the Risk Committee
Other Current Public Company Boards: Treasury Wine Estates and The Cooper Companies, Inc.
Ms. Jay retired from The Procter & Gamble Company (NYSE: PG) in October 2017 after 32 years of service, most recently as Global Division President from 2015. Ms. Jay joined The Procter & Gamble Company in 1985 where she managed top brand portfolios and large multi-billion-dollar businesses across multiple categories and geographies, including successfully leading a complex transition and divestiture of several businesses and leading operational units in the United States, Canada, China, and multiple global businesses from Switzerland during the course of her extensive career. From 2010 to 2012, Ms. Jay served as President, Global Female Beauty. From 2012 to 2015, Ms. Jay served as President, Global Retail Hair Care and Color.
Ms. Jay has been a member of the board of directors of Treasury Wine Estates (ASX: TWE) since April 2018, and currently serves on its Human Resources Committee and Wine Operations and Sustainability Committee and was previously on its Audit and Risk Committee. Ms. Jay has been a member of the board of directors of The Cooper Companies, Inc. (NYSE: COO) since April 2016 and currently serves as Chair of its Organization and Compensation Committee and as a member of its Corporate Governance and Nominating Committee. Ms. Jay has also worked closely with Catalyst, Inc., a non-profit organization dedicated to improving workplace inclusion for women. She received a BBA degree in Business from Wilfrid Laurier University. We believe that Ms. Jay is qualified to serve on our board of directors due to her extensive experience working in the consumer products industry at a leading public company and her global public board of directors’ experience.

18 | | 2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

RAYMOND J. LANE
Member of the Human Capital Management and Compensation Committee
Other Current Public Company Boards: Hewlett Packard Enterprise Company

Raymond J. Lane has served as a member of our board of directors since February 2015. Mr. Lane has been a Managing Partner at GreatPoint Ventures, a venture capital firm, since March 2015. Mr. Lane has served as a Partner Emeritus and Advisor of Kleiner, Perkins, Caufield & Byers LLC, a venture capital firm, since April 2013 and was a Managing Partner of Kleiner, Perkins, Caufield & Byers LLC from September 2000 to April 2013. Mr. Lane has served on the board of directors of Hewlett Packard Enterprise Company (NYSE: HPE) from November 2015 to the present and is currently a member of its Technology Committee. In addition, Mr. Lane previously served as executive Chairman of Hewlett-Packard Company from September 2011 to April 2013 and as non-executive Chairman of Hewlett-Packard Company from November 2010 to September 2011.
Prior to joining Kleiner Perkins, Mr. Lane was President and Chief Operating Officer and a director of Oracle Corporation (NYSE: ORCL), a software company. Mr. Lane serves on the Board of Trustees of Carnegie Mellon University, including as Chairman of the Board from July 2009 to July 2015. He also serves on the board of directors of Special Olympics International. Mr. Lane holds a BS degree in Mathematics and an honorary PhD in Science from West Virginia University. We believe that Mr. Lane is qualified to serve on our board of directors due to his experience in working with entrepreneurial companies and his experience on other public company boards of directors.
MUKTESH “MICKY” PANT
Chair of the Human Capital Management and Compensation Committee
Member of the Nominating and Corporate Governance Committee
Other Current Public Company Boards: None
Muktesh “Micky” Pant has served as a member of our board of directors since May 2021. Mr. Pant retired from Yum Brands in January 2018 after 13 years of service, most recently as the Chief Executive Officer of Yum China Holdings (NYSE: YUMC). Mr. Pant joined Yum Brands in 2005 as its Chief Marketing Officer and served in a number of senior roles of increasing responsibility, including Chief Executive Officer of Yum Restaurants International, Chief Executive Officer of KFC Globally, President of Taco Bell International and Chief Concept Officer of Yum Brands. Mr. Pant was appointed Chief Executive Officer of the China Division of Yum Brands in 2015 and played a key role in the spin-off of Yum China as a separate company and its successful listing on the New York Stock Exchange in 2016. In 2018, Mr. Pant retired as Chief Executive Officer of Yum China Holdings and served as Vice Chairman of the Board and Senior Advisor until May 2020. Mr. Pant served as a consultant to Beyond Meat from March 3, 2020 through December 31, 2020 pursuant to a consulting agreement between Mr. Pant and the company.
Mr. Pant has four decades of experience in marketing and international business and has lived and worked in the United States, China, the United Kingdom and India. Prior to working for Yum Brands, Mr. Pant worked at Reebok International, serving in various roles from 1994 to 2004, including Chief Marketing Officer. Mr. Pant also worked at PepsiCo India from 1992 to 1994 and at Unilever in India and the United Kingdom from 1976 to 1990.
Mr. Pant was a member of the board of directors of Primavera Capital Acquisition Corporation, a special purpose acquisition company listed on the NYSE (NYSE: PV-UN) from January 2021 to December 2022 when that company was acquired by Lanvin Group. Mr. Pant previously served as a member of the board of directors of

2023 Proxy Statement | | 19

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Pinnacle Foods (now part of Conagra Brands) from December 2014 to June 2018 and as a member of its audit committee from 2015 to 2018. Mr. Pant holds a B Tech degree in Chemical Engineering from the Indian Institute of Technology, Kanpur and is a recipient of the Institute’s Distinguished Alumnus Award. We believe that Mr. Pant is qualified to serve on our board of directors because of his extensive experience working in the food and beverage industry, including leadership positions with quick serve restaurants, and his public company board experience.
NED SEGAL
Member of the Audit Committee
Other Current Public Company Boards: None
Ned Segal has served as a member of our board of directors since November 2018. Mr. Segal served as the Chief Financial Officer of Twitter, Inc. from August 2017 to October 2022. From January 2015 to August 2017, Mr. Segal served as Senior Vice President of Finance of Intuit Inc. (NASDAQ: INTU), a business and financial software company. From April 2013 to January 2015, Mr. Segal served as Chief Financial Officer of RPX Corporation, a former publicly traded company that provides patent risk management and discovery services. From 1996 to April 2013, Mr. Segal held various positions at The Goldman Sachs Group, Inc. (NYSE: GS), most recently as Head of Global Software Investment Banking. Mr. Segal was a member of the board of directors of TS Innovation Acquisition Corp., a special purpose acquisition company listed on NASDAQ, from November 2020 to June 2021 when that company was acquired by and changed its name to Latch, Inc. (NASDAQ: LTCH). Mr. Segal was a member of the board of directors of Tishman Speyer Innovation Corp. II, a special purpose acquisition company listed on NASDAQ from January 2021 to December 2022, and served on its Audit Committee and as Chair of its Compensation Committee. Mr. Segal holds a BS degree in Spanish from Georgetown University. We believe that Mr. Segal is qualified to serve on our board of directors because of his experience in finance at a number of major public companies.
Corporate Governance Strengths
We are committed to good corporate governance, which promotes the long-term interests of our stockholders and strengthens our board of directors and management accountability and helps build public trust in Beyond Meat. Highlights of our corporate governance practices include the following:

✓	Over 75% of incumbent directors are independent	✓	Lead independent director
✓	Single class of stock with equal voting rights	✓	100% independent committee members
✓	No hedging or pledging of company securities by directors or officers	✓	Diverse board and robust director nominee selection process
✓	Director participation in orientation and continuing education	✓	Robust code of business conduct and ethics and corporate governance guidelines
✓	Risk oversight by full board and committees, including the addition of a risk committee in 2022	✓	Annual board of directors and committee self‑evaluations
✓	Periodic reviews of committee charters, code of business conduct and ethics, and corporate governance guidelines	✓	Policies limiting director membership on more than four public company boards

20 | | 2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”). The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors be independent. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
As previously disclosed on Form 8-K filed with the SEC on April 8, 2022, in connection with the settlement of certain derivative actions (the “Settlement”), we agreed to enact certain corporate governance reforms (the “Reforms”) including that at least two-thirds of the members of our board of directors will be “independent directors” as defined in the Nasdaq listing standards, Sarbanes-Oxley Act and satisfy the following qualifications: (1) has no personal service contract(s) with us or any member of our senior management; and (2) is not employed by a public company at which an executive officer of the company serves as a director, regardless of whether that executive officer serves on the compensation committee of that public company (the “Additional Independence Qualifications”). These Additional Independence Qualifications are contained in our corporate governance guidelines available on our website at https://investors.beyondmeat.com.

In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members and human capital management and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. To be considered independent for purposes of Rule 10A-3 and under Nasdaq rules, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. To be considered independent for purposes of Rule 10C-1 and under Nasdaq rules, our board of directors must affirmatively determine that each member of the human capital management and compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a human capital management and compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
As previously disclosed on Form 8-K filed with the SEC on December 21, 2022, in connection with the Reforms, we established a risk committee. The risk committee charter requires that each member of the risk committee shall be “independent,” as that term is defined from time to time in Section 10A(m) of the Exchange Act and the applicable rules and regulations of the SEC, and shall meet the independence requirements under Nasdaq rules. To be considered independent as defined in Section 10A(m) of the Exchange Act and under Nasdaq rules, a member of the risk committee may not, other than in his or her capacity as a member of the risk committee, the board of directors, or any other board of directors committee: (1) accept, directly or indirectly, any consulting,

2023 Proxy Statement | | 21

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
advisory, or other compensatory fee from the company or any of its subsidiaries; or (2) be an affiliated person of the company or any of its subsidiaries.
Our board of directors undertook a review of its composition, the composition of its committees and the independence of our directors and director nominees and considered whether any director or director nominee has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director and director nominee concerning his or her background, employment, affiliations, including family relationships and direct and indirect investments in plant-based food companies and other businesses, and personal service contracts with the company, our board of directors determined that each of Messrs. Goldman, Koch, Lane, Pant, Stone and Segal and Mses. Grimes, Jay and Waller do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors or director nominees is “independent” as that term is defined under the applicable rules of the SEC and the listing standards of Nasdaq and meets the Additional Independence Qualifications. For Mr. Pant, the board of directors also took into account his consulting agreement with Beyond Meat, which terminated on December 31, 2020, in determining Mr. Pant's independence. Mr. Brown is not independent under Nasdaq’s independence standards. Our board of directors also determined that former director Diane Carhart, who stepped down as a Class III director at the end of her term on May 24, 2022, was independent during the time she served on our board of directors. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director and director nominee has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence. There are no family relationships among any of our directors, director nominees or executive officers.
Board of Directors Leadership Structure
Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management. Under our corporate governance guidelines, our board of directors does not require the separation of the offices of the chair of the board and the chief executive officer. Our board of directors may choose its chair in any way that it considers in the best interests of our company. The duties of the chair of the board, lead independent director and chief executive officer are set forth in the following table and further described below.

22 | | 2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

CHAIR OF THE BOARD	LEAD INDEPENDENT DIRECTOR	CHIEF EXECUTIVE OFFICER
•Provides guidance to the chief executive officer	•Calls special meetings of our board of directors	•Sets strategic direction of the company
•Presides over meetings of the full board of directors	•Presides over executive sessions of the independent directors	•Sets the day-to-day leadership and performance of the company
•Calls special meetings of our board of directors	•Serves as a liaison between the chair and the chief executive officer and the independent directors	•Provides general supervision, direction and control of the business and affairs of the company
	•Consults with the chair and the chief executive officer regarding information sent to our board of directors in connection with its meetings	•Presides at all stockholder meetings
•Makes recommendations to the chair of the board regarding the retention of consultants who report directly to the board
Currently, Seth Goldman serves as chair of the board and Ethan Brown serves as chief executive officer. Mr. Goldman served as executive chair from October 2015 through February 2020. Raymond J. Lane served as lead independent director until February 9, 2023, when Kathy N. Waller was appointed by our board of directors to the role. Our chief executive officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of our company, while our chair of the board provides guidance to our chief executive officer and presides over meetings of the full board of directors. Our board of directors believes that this overall structure of a separate chair of the board and chief executive officer, combined with a lead independent director, results in an effective balancing of responsibilities, experience and independent perspectives that meets the current corporate governance needs and oversight responsibilities of our board of directors.
Our board of directors has concluded that the current leadership structure is appropriate at this time. However, our nominating and corporate governance committee will periodically consider this leadership structure and make recommendations to the board of directors with respect thereto as our nominating and corporate governance committee deems appropriate.
Lead Independent Director; Executive Sessions of Independent Directors
Under our Bylaws, our board of directors may, in its discretion, elect a lead independent director from among its members that are independent directors. Kathy N. Waller currently serves as our lead independent director.
Under our Bylaws, our lead independent director will preside at all meetings at which the chair of the board is not present, may call special meetings of our board of directors, and will exercise such other powers and duties as may be assigned by our board of directors. Under our corporate governance guidelines, our lead independent director will, among other things, preside over executive sessions of the independent directors; serve as a liaison between the chair of the board and the chief executive officer and the independent directors; consult with the chair of the board and the chief executive officer regarding information sent to our board of directors in connection with its meetings; have the authority to call meetings of our board of directors and meetings of the independent

2023 Proxy Statement | | 23

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
directors; make recommendations to the chair of the board regarding the retention of consultants who report directly to the board (other than consultants who are selected by the various committees of the board); be available under appropriate circumstances for consultation and direct communication with stockholders; and perform such other functions and responsibilities as requested by our board of directors from time to time. Our lead independent director will also encourage direct dialogue between all directors (particularly those with dissenting views) and management.
To encourage and enhance communication among independent directors, and as required under applicable Nasdaq rules, our independent directors meet in regularly scheduled executive sessions, on a periodic basis but no less than twice a year, at which only independent directors are present. Any independent director can request that an additional executive session be scheduled.
Role of the Board in Risk Oversight
One of the key functions of our board of directors is to oversee our risk management process. The board believes that each director should understand the principal risks associated with the company’s business on an ongoing basis and it is the responsibility of management to ensure that the board and its committees are kept well informed of these changing risks on a timely basis. It is important that the board oversee the key risk decisions of management, which includes comprehending the appropriate balance between risks and rewards.
Our board of directors administers this oversight function directly through our board of directors as a whole, as well as through various committees of our board of directors that address the risks inherent in their respective areas of oversight as described below. Risk assessment and risk management are the responsibility of the company’s management. While the board provides the ultimate oversight function over risk assessment and risk management, the risk committee’s responsibility in this regard is, along with the audit committee, to provide an initial level of oversight and review and to report to the board of directors on these issues. This risk process includes regular discussions with management about our major risk exposures, their potential impact on our business, and management strategies for adequately mitigating and managing identified risks.

24 | | 2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD OF DIRECTORS
•Oversees the company’s program to prevent and detect violations of law, regulation or company policies and procedures.	•Monitors and assesses enterprise risk exposure.	•Reviews periodic reports from each of the committees on their areas of risk oversight.
AUDIT COMMITTEE(1)
•Oversees the company’s risks relating to financial matters, financial reporting and auditing, and the steps our management has taken to monitor and control these exposures.	•Monitors compliance with legal and regulatory requirements.	•Reviews cybersecurity risks and incidents and any other risks and incidents relevant to the company’s computerized information system controls and security.
HUMAN CAPITAL MANAGEMENT AND COMPENSATION COMMITTEE
•Assesses and monitors whether any of our compensation programs and practices has the potential to encourage excessive risk‑taking.	•Oversees and assesses any risks associated with the company’s human capital management programs and practices.	•Employs an independent compensation consultant to assist in designing and reviewing compensation programs, including the potential risks created by the programs.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
•Oversees risks associated with board organization, membership and structure, and corporate governance.	•Monitors risks relating to and arising from the company’s environmental, social and governance programs and practices.
•Oversees compliance with key corporate governance policies, including the company's corporate governance guidelines, and oversees and reviews environmental, social and governance practices, policies and programs.

RISK COMMITTEE(1)
•Assists the board of directors and the audit committee in the oversight of the company’s management of key risks, including strategic and operational risks and legal, compliance and ethics risks.	•Reviews and assesses compliance with the company’s guidelines, policies and processes for monitoring and mitigating such key risks.	•Oversees non-financial compliance matters, including those relating to enterprise-wide risks, in coordination with the audit committee.

(1)In 2022, we established the risk committee and amended the audit committee charter to reflect and account for the newly created risk committee and its responsibilities as described below under the heading “Membership and Functions of the Committees of the Board.”

2023 Proxy Statement | | 25

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Information Security and Risk Oversight
The audit committee is responsible for reviewing cybersecurity risks and incidents relevant to the company’s computerized information system controls and security. To mitigate risks posed by cybersecurity incidents and attacks, we have developed a cybersecurity program led by the company’s Vice President of IT, that is designed to protect the confidentiality, integrity and availability of the company’s products, data and systems. The Vice President of IT provides the audit committee with a cybersecurity report at least annually which outlines the cybersecurity business support across the organization, external risks and mitigation strategies, risks and opportunities, monitoring and incident reporting, data loss prevention tools, key systems and IT controls.
Environmental, Social and Governance (“ESG”) Oversight
Our mission is to create nutritious plant-based meats that taste delicious and deliver a consumer experience that is indistinguishable from that provided by animal-based meats. We strive to operate in an honest, socially responsible and environmentally sustainable manner and are committed to help solve the major health and global environmental issues which we believe are caused in part by an animal-based protein diet and existing industrial livestock production. Our brand promise, Eat What You Love®, represents a strong belief that there is a better way to feed our future and that the positive choices we all make, no matter how small, can have a great impact on our personal health and the health of the planet. By shifting from animal-based meat to plant-based meat, we believe that we can positively impact four growing global issues: human health, climate change, constraints on natural resources and animal welfare.
As a disruptive leader in the food industry, we have established ourselves as a leading producer of plant-based meat products that deliver a reduced environmental footprint and mitigate the social and welfare issues associated with the conventional production and consumption of animal protein. In order to continue that work and position ourselves as a leader in the integration of environmental and social change, we have committed to developing a comprehensive ESG program. As part of the development of our ESG program, we have conducted a materiality analysis to determine which ESG issues are relevant to our business (the “ESG Materiality Analysis”). The term “materiality analysis” is common in the discussion of such assessments; however, the ESG Materiality Analysis was not designed to identify “material” issues for the purposes of financial reporting, or as defined by the securities laws of the United States. While the environmental impacts of our products, climate change management, the safety and quality of the products we produce, and how we manage our supply chain were all identified as priority topics in our ESG Materiality Analysis, our discussion of these and other ESG matters herein or elsewhere may include information that is not necessarily “material” for SEC reporting purposes, and is informed by various ESG standards and frameworks (including standards for the measurement of underlying data), and the interests of various stakeholders. Much of this information is subject to assumptions, estimates or third-party information that is still evolving and subject to change. For example, our disclosures based on any standards may change due to revisions in framework requirements, availability of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control. We continue to work on leveraging the ESG Materiality Analysis to inform our strategy and actions under our commitment to promoting responsible and sustainable business practices within our organization.

26 | | 2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

* Stakeholders considered for this analysis include investors, customers, consumers and employees.

Environmental
Carbon Footprint
We completed our first carbon footprint assessment in 2020 to better understand the emissions produced at every stage in the value chain. This exercise has informed our thinking on the areas of opportunity for reducing our carbon intensity throughout our business and we believe will be a critical component of our ESG strategy.
Water Efficiency Facility Practices
In our facilities, we leverage a series of process improvements to use water more efficiently and recycle potable water. As part of our onboarding program, we provide resource management training to employees, and we have developed a supplier code of conduct that covers environmental and social expectations for our suppliers.
Social
Employee Health and Safety Related to COVID-19
In the United States, we have transitioned back to normal operating procedures with a heightened awareness of maintaining a healthy workplace and work environment. At all of our facilities, we follow current guidelines from local departments of public health and have implemented comprehensive preventative hygienic measures to support the health and safety of our employees.
As a result of China’s lifting of its zero COVID policies, our facilities in China no longer require visitors and personnel to obtain a 72-hour swab test. However, at our R&D center and Jiaxing factory, visitors are still required to pre-register their personal details and record their temperature. Those who record symptoms relating to a fever or report cough symptoms are not allowed to enter these two facilities.

2023 Proxy Statement | | 27

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Diversity and Inclusion
We value the unique talent and merit that derive from diverse backgrounds and experience. We aspire to engender and affirm equity and inclusion through a purposeful investment in qualified individuals from an array of different communities. We believe that our company culture thrives when different perspectives and ideas inform our strategic goals to innovate and deliver to customers of every socio-economic background. We recognize that representation and collaboration are vital components to address the challenges that face our planet. We have developed a framework of guiding principles that set the foundation for sustainable Diversity, Equity and Inclusion practices by reducing subjectivity and biases via data-driven decisions and promoting shared ownership for inclusive behaviors and actions across the organization. In addition, we are actively working on our diversity and inclusion roadmap, which focuses on four pillars: Workplace Inclusion, Employee Experience, Equitable Brand and Community.
Mission, Culture and Engagement
Everything we do is powered by our mission and core values and our corporate culture reflects that. As a result, we enjoy a highly motivated and skilled workforce committed to our mission and our company. We believe we have a unique culture which promotes employee engagement. Our employees are driven by our mission which promotes collaboration and innovation. We promote employee engagement by organizing various employee activities that are aligned with our mission, including our weekly “Coffee Talk,” a forum for employee engagement with the leadership.
Total Rewards and Pay Philosophy
We strive to attract and retain diverse, high-caliber employees who raise the talent bar by offering competitive compensation and benefit packages, regardless of their gender identity, race, age, perspective, or other personal characteristics. We regularly review and survey our compensation and benefit programs against the market to strive to provide competitive salaries. We provide employee salaries that we believe are competitive and consider factors such as an employee’s role and experience, the location of their job and their performance.
We also review our compensation practices, both in terms of our overall workforce and individual employees, in furtherance of our commitment to provide fair and equitable pay. In addition to our competitive salaries, to enhance our employees’ sense of participation in the company and to further align their interests with those of our stockholders, we offer equity to all of our salaried employees.

We offer a variety of comprehensive medical benefits to our employees. In addition to medical benefits, we offer our employees dental and vision coverage, health savings and flexible spending accounts, paid time off, paid company holidays, paid parental leave, bereavement leave, pet bereavement leave, employee assistance programs, a 401(k) retirement savings plan with company matching contributions, voluntary short-term and long-term disability insurance, and life insurance.
Development and Retention
We strive to hire, develop and retain outstanding talent that is passionate about changing the world and that continuously raises the performance bar. We encourage, support and compensate our employees based on our philosophy of recognizing and rewarding exceptional performance. We achieve this by focusing on development, goal setting, accomplishments and ongoing feedback that aligns with short- and long-term company strategy. We

28 | | 2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

believe that development is foundational to future success and should be an ongoing process in which all employees should be active participants.
Governance
ESG Oversight
Our nominating and corporate governance committee, with the assistance of the ESG Executive Steering Committee (the “ESG Committee”) composed of certain members of our senior leadership team, has oversight responsibility of our ESG program. The ESG Committee is responsible for reviewing our progress towards achieving our sustainability goals as well as reviewing ESG trends and reporting ESG risks that could impact our operations, performance and reputation to the nominating and corporate governance committee.
As part of our ESG oversight framework, we have developed and implemented ESG-related policies that outline our perspective on and approach to managing our ESG risks and opportunities, including a Climate Change Policy, an Enterprise Human Rights Policy, an Environmental Policy and a Supplier Code of Conduct.
Human Capital Management
Our board of directors believes that our human capital management initiatives are vital to the success of our company and is actively engaged in overseeing our people and culture strategy. In 2021, our board of directors delegated oversight responsibility of our human capital management efforts, including, but not limited to, diversity, equity and inclusion, and development and retention, to our compensation committee, which was renamed the human capital management and compensation committee.
Corporate Governance Guidelines
Our board of directors maintains corporate governance guidelines that address items such as:

•director qualifications and criteria;
•size and composition of the board;
•director independence;
•chair of the board and lead independent director;
•board meetings;
•director responsibilities and selection;
•employee and stockholder communications with our board of directors;
•executive sessions;
•board committees;
•risk oversight;

•attendance at annual meeting of stockholders;
•director compensation;
•director orientation and continuing education;
•director access to officers and employees and authority to retain and access advisors;
•succession planning;
•CEO and executive officer performance reviews;
•performance evaluation of our board of directors and its committees;
•conflicts of interest; and
•director and senior executive stock ownership.

Our corporate governance guidelines are available under the “Investors” section of our website at
https://investors.beyondmeat.com.

2023 Proxy Statement | | 29

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Listening to Our Stockholders
Our board of directors welcomes feedback from stockholders on our board composition, governance practices and policies, executive compensation framework and other matters related to our strategy and performance. During 2020, 2021 and 2022, we received valuable feedback from stockholders, as well as appreciation of our ongoing outreach efforts and acknowledgment of our engagement with stockholders. As a result of various feedback and discussions with stockholders, the board of directors has committed to instituting a majority voting standard for the election of directors prior to our 2024 annual meeting of stockholders.
Code of Business Conduct and Ethics
We maintain a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, contractors and consultants. Our code of business conduct and ethics is available under the “Investors” section of our website at https://investors.beyondmeat.com. We intend to disclose future amendments to our code of business conduct and ethics, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or our directors on the same website. We will also provide a paper copy of our code of business conduct and ethics, free of charge, to any stockholder upon written request to Beyond Meat, Inc., 888 N. Douglas Street, Suite 100, El Segundo, California 90245.
Our code of business conduct and ethics addresses items such as:

•legal compliance;
•insider trading;
•international business laws;
•lawsuits, legal proceedings and record preservation;
•conflicts of interest;
•corporate opportunities;
•financial integrity and public reporting;
•conduct of senior financial employees; •gifts and entertainment; •political contributions; •competition and fair dealing; •confidentiality; •media contracts and publications; and •diversity and inclusion.

Director Orientation and Continuing Education
Our company provides for an orientation process for new directors that includes background material, meetings with senior management and visits to company facilities. The board of directors encourages all directors to stay abreast of developing trends for directors from the variety of sources available. Directors may be expected, based on the recommendations of our nominating and corporate governance committee, to participate in continuing educational programs relating to our company’s business, corporate governance or other issues pertaining to their directorships in order to maintain the necessary level of expertise to perform their responsibilities as directors. We also provide all directors with membership in the National Association of Corporate Directors (“NACD”).

30 | | 2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors
Directors are expected to regularly attend meetings of our board of directors and committees on which such director sits, and to review prior to meetings material distributed in advance of such meetings.
Our board of directors held eleven meetings (including regularly scheduled and special meetings) during 2022. No director attended fewer than 75% of the total number of meetings of our board of directors and of any board committees of which he or she was a member during 2022, except for Ms. Grimes, who attended seven out of eleven meetings of the board of directors. Under our corporate governance guidelines, directors are invited and encouraged to attend our annual meeting of stockholders, either in person, telephonically or virtually. Eight directors and one director nominee were in attendance at our 2022 annual meeting of stockholders.
Board Committees
Our board of directors has an audit committee, a human capital management and compensation committee, a nominating and corporate governance committee, and a risk committee, each of which has the composition and the responsibilities described below. Copies of the charters for each board committee are available under the “Investors” section of our website at https://investors.beyondmeat.com. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.
As previously disclosed on Form 8-K filed with the SEC on December 21, 2022, in connection with the settlement of certain derivative actions, we established a risk committee. The risk committee’s responsibilities include assisting the board of directors and the audit committee in the oversight of the company’s management of key risks, including strategic and operational risks and legal, compliance and ethics risks, as well as the company’s guidelines, policies and processes for monitoring and mitigating such key risks.
The audit committee charter has been amended to reflect and account for the newly created risk committee and its responsibilities as described below. As part of its responsibilities, the audit committee may receive complaints regarding financial compliance and non-financial compliance matters. The audit committee retains oversight responsibility for all such financial compliance matters, and, more generally, retains oversight responsibility for risks relating to financial reporting, credit and liquidity issues. Oversight of non-financial compliance matters, including those relating to enterprise-wide risks, are the responsibility of the risk committee.

2023 Proxy Statement | | 31

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Membership and Functions of the Committees of the Board

AUDIT
COMMITTEE
Current Members:
Kathy N. Waller, Chair
Colleen Jay*
Ned Segal
Number of Meetings
Held in 2022: 5
*Ms. Jay was appointed to the audit committee effective May 24, 2022.
Diane Carhart served as a member of the audit committee through the end of her term as a Class III director on May 24, 2022.

Our audit committee’s responsibilities include:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and overseeing performance of the independent registered public accounting firm;
•reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;
•reviewing our financial statements and our critical accounting policies and estimates;
•overseeing the activities of our internal audit function, including reviewing and approving our annual internal audit plan and internal audit charter;
•reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;
•developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls or audit matters;
•reviewing reports and recommendations from the risk committee on risk-related issues and, in conjunction with the risk committee, determining whether and how such risks should be disclosed in our periodic filings with the SEC;
•reviewing cybersecurity risks;
•reviewing our policies on corporate communications, insider trading and anti- corruption;
•assisting the risk committee and chief legal officer in an annual review and assessment of our code of business conduct and ethics and recommending changes for approval by our board of directors, and assisting the risk committee and chief legal officer in monitoring compliance with our code of business conduct and ethics;
•reviewing and assessing conflicts of interest under our code of business conduct and ethics;
•reviewing related-party transactions; and
•pre-approving all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Each member of our audit committee meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Our board of directors has determined that all three current members of our audit committee are “audit committee financial experts” as such term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, as amended.

32 | | 2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

HUMAN CAPITAL MANAGEMENT AND COMPENSATION COMMITTEE Current Members: Muktesh “Micky” Pant, Chair Raymond J. Lane Kathy N. Waller Number of Meetings Held in 2022: 8
Our human capital management and compensation committee’s responsibilities include:
•oversight of our human capital management, including policies and strategies regarding recruiting, engagement, retention, employee learning, career development and progression, succession planning, diversity and inclusion, and employment practices;
•determining, reviewing and approving, or making recommendations to our board of directors regarding, the compensation of our executive officers, including our chief executive officer, and evaluating executive officer performance in light of corporate goals and objectives relevant to executive officer compensation;
•reviewing and assessing our management development and succession plans for our CEO and other executive officers;
•periodically reviewing and approving the company’s peer group for executive compensation purposes;
•reviewing whether our compensation programs and policies, including any incentive plans, incentivize unnecessary and excessive risk taking and adequately promote long-term interests of the company;
•reviewing and approving any employment, change in control, severance or termination arrangements with our executive officers;
•reviewing, approving and administering incentive compensation and equity compensation plans, including delegation of authority to one or more officers of the company to grant stock options and other stock awards to non-executive officer employees;
•overseeing engagement with stockholders and proxy advisory firms on executive compensation matters;
•reviewing and approving our overall compensation philosophy;
•making recommendations regarding non-employee director compensation to our full board of directors;
•determining, or recommending to our board of directors for approval, stock ownership guidelines for our executive officers and non-employee directors, and monitoring compliance with such guidelines; and
•reviewing and approving the proposals regarding the stockholder advisory vote on executive compensation and the frequency of such vote, and reviewing the results of such advisory votes and considering any implications.
Each member of our human capital management and compensation committee meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. In addition, each member of our human capital management and compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 of the Exchange Act.

2023 Proxy Statement | | 33

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Current Members:
Christopher Isaac “Biz” Stone, Chair*
Sally Grimes
Muktesh “Micky” Pant
Number of Meetings
Held in 2022: 4
*Mr. Stone intends to serve as chair of the nominating and corporate governance committee through the end of his term as a Class I director on May 24, 2023.

Our nominating and corporate governance committee’s responsibilities include:
•recommending to our board for determination the desired qualifications, expertise and characteristics of board members;
•identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•reviewing the independence, skills and characteristics of board members, and the skills and characteristics of the board as a whole;
•overseeing the evaluation and the performance of our board of directors, its committees and of individual directors;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•making recommendations to our board of directors for the creation of additional board committees or dissolution of board committees;
•developing and overseeing an orientation program for new directors and a continuing education program for current directors;
•overseeing our corporate governance practices, and recommending to the board any changes to our corporate governance framework;
•reviewing governance-related stockholder proposals and recommending board responses;
•overseeing and reviewing our ESG practices, policies, programs and public disclosure, as well as our engagement with proxy advisory firms and other stakeholders on ESG matters;
•reviewing and monitoring key public policy trends, issues, regulatory matters and other concerns that may affect the company’s business and overseeing its engagement in the public policy process; and
•reviewing and assessing our corporate governance guidelines and recommending changes for approval by the board.
Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations.

34 | | 2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

RISK COMMITTEE
Current Members:
Colleen Jay, Chair*
Sally Grimes*
Christopher Isaac “Biz” Stone**
Number of Meetings
Held in 2022: 0
*Mses. Jay and Grimes were appointed to the risk committee effective December 16, 2022.
**Mr. Stone was appointed to the risk committee effective December 16, 2022 and intends to serve as a member of the risk committee through the end of his term as a Class I director on May 24, 2023.

Our risk committee’s responsibilities include:
•reviewing our risk governance structure, risk assessment and risk management practices, the guidelines, policies and processes for risk assessment and risk management, and the effectiveness of applicable risk management frameworks;
•reviewing and assessing the categories of risk we face, including strategic and operational risks and legal, compliance and ethics risks, our risk tolerance and strategy relating to key risks as well as guidelines, policies and processes for monitoring and mitigating such risks;
•assessing our compliance and risk mitigation programs and initiatives;
•reviewing disclosure regarding risk contained in our annual report on Form 10-K and quarterly reports on Form 10-Q, if any, and, in conjunction with the audit committee, determining whether and how risks and/or incidents should be disclosed in these SEC filings; and
•reviewing reports on selected risk topics as the committee deems appropriate from time to time.
Each member of our risk committee meets the requirements for independence under the listing standards of Nasdaq, SEC rules and regulations, and Section 10A(m) of the Exchange Act.

Compensation Committee Interlocks and Insider Participation
During fiscal 2022, Muktesh “Micky” Pant, Raymond J. Lane and Kathy N. Waller served on our human capital management and compensation committee. None of the members of our human capital management and compensation committee is or has been an officer or employee of our company and, none had or have any relationships with the company during the last completed fiscal year that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or human capital management and compensation committee.

2023 Proxy Statement | | 35

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Communications with the Board of Directors
Stockholders and other interested parties may communicate with our board of directors as a whole, the chair of the board, lead independent director or the independent directors as a group, by writing to our board of directors c/o Secretary, Beyond Meat, Inc., 888 N. Douglas Street, Suite 100, El Segundo, California 90245. All mail received will be opened and communications that relate to matters that are within the scope of the responsibilities of our board of directors will be forwarded to the chair of the board, the lead independent director or the independent directors as a group, as applicable. If the correspondence is addressed to our board of directors, the chair of the board will share it with the other board members if the chair determines it is appropriate for our board of directors to review such correspondence.
Director Compensation
Under our outside director compensation policy, we compensate non-employee directors for their service on our board of directors with a combination of cash and equity awards under our 2018 Equity Incentive Plan (the “2018 Plan”), the amounts of which are intended to be commensurate with their role and involvement. The compensation program for our non-employee directors is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Directors are also reimbursed for their reasonable expenses for attending board and committee meetings. Directors who are also our employees receive no additional compensation for their service as directors. During 2022, Mr. Brown, our founder, President and Chief Executive Officer, did not receive compensation under our outside director compensation policy.
Our human capital management and compensation committee, which is composed solely of independent directors, has the primary responsibility for reviewing and making recommendations to our board of directors as to non-employee director compensation. Our human capital management and compensation committee has periodically reviewed and assessed the level, type and form of compensation paid to our non-employee directors. In December 2021, our human capital management and compensation committee considered the results of an analysis completed by independent compensation consultant, Willis Towers Watson US LLC (“WTW”), that included non-employee director compensation trends and data from companies comprising our executive officer compensation peer group at the time. As a result of that analysis, in February 2022, upon recommendation of our human capital management and compensation committee, our board of directors approved an increase in the RSU value of the initial grant of RSU awards to new outside directors from $195,000 to $250,000, as further described below.
Cash Compensation
Under our outside director compensation policy, we pay our non-employee directors an annual cash retainer for service on our board of directors and an additional annual cash retainer for service on each committee on which the director is a member, payable in equal quarterly installments in arrears, prorated based on the days served in the applicable quarter. Our chair of the board, lead independent director and chair of each committee receive higher annual cash retainers for service in such roles. For each person who is elected or appointed for the first time to be an outside director, the first quarterly installment of the annual retainers set forth below will be paid for the first quarter that ends on or after the date of his or her initial election or appointment to be an outside director, prorated based on service during the quarter.

36 | | 2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The cash compensation paid to our non-employee directors for service on our board of directors and for service on each committee of our board of directors on which the director is a member is as follows:

BOARD COMMITTEE	MEMBER ANNUAL CASH RETAINER ($)	CHAIR ANNUAL CASH RETAINER(1) ($)	LEAD INDEPENDENT DIRECTOR ANNUAL CASH RETAINER(1) ($)
Board of Directors	40,000	67,500	48,000
Audit Committee	7,500	17,500	—
Human Capital Management and Compensation Committee	5,000	10,000	—
Nominating and Corporate Governance Committee	3,000	8,000	—
Risk Committee	3,000	8,000	—

(1)In lieu of amount shown in member annual cash retainer column.

Equity Compensation
Initial Grant
Under our outside director compensation policy, each non-employee director elected or appointed to our board of directors for the first time is entitled to receive two restricted stock unit (“RSU”) awards upon the date of his or her initial election or appointment as a non-employee director. The first RSU award will have an RSU value of $250,000 and will vest in equal monthly installments over the 3-year period following the grant date, subject to the director continuing in service through the applicable vesting date (prior to February 2022, the value of the first RSU award was $195,000). The second RSU award will have an RSU value of $105,000, prorated based on the number of full months that are expected to lapse between the non-employee director’s election or appointment to our board of directors and the next annual meeting of stockholders, and will vest in equal monthly installments over the total number of full months following the grant date that are expected to lapse between the director’s election or appointment to our board of directors and the next annual meeting of stockholders, subject to the director continuing in service through the applicable vesting date.
Annual Grant
On the date of each annual meeting of stockholders, each director whose service as a non-employee member of our board of directors will continue following such annual meeting will be granted an RSU award having an RSU value of $105,000. This RSU award will vest in equal monthly installments over the twelve-month period following the grant date, subject to the director continuing in service through the applicable vesting date.
RSU Value
For purposes of RSU awards granted under our outside director compensation policy, the number of shares of common stock subject to the RSU award will equal the RSU intended grant value divided by the average closing price of a share of our common stock as quoted on the Nasdaq Global Select Market over the thirty (30) trading days preceding the grant date, rounded up to the nearest whole number of shares.

2023 Proxy Statement | | 37

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Vesting Acceleration
Non-employee directors’ RSU awards will vest in full immediately prior to, and contingent upon, a change in control of the company if the non-employee director remains in continuous service as a member of the board of directors until immediately prior to the change in control.
Award Limitations
The 2018 Plan contains the following maximum limits on the size of the equity awards that can be granted to each of our non-employee directors in any calendar year: total calendar year equity awards may not, when taken together with cash compensation received for service as a non-employee director for such calendar year, exceed $650,000 (or $900,000 in the non-employee director’s first calendar year of service as such). These maximum limits do not reflect the intended size of any potential grants or a commitment to make any equity award grants to our non-employee directors in the future. For purposes of the foregoing limit, the value of stock options and stock appreciation rights will be calculated using the Black-Scholes valuation methodology on the date of grant, and the value for all other types of equity awards will be determined by either (i) calculating the product of the fair market value per share on the date of grant and the aggregate number of shares subject to the award, or (ii) calculating the product using an average of the fair market value over a number of trading days and the aggregate number of shares subject to the award.

38 | | 2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Non-Employee Director Compensation Table
The following table provides information for all compensation awarded to, earned by or paid to each person who served as a non-employee director in the year ended December 31, 2022. As a named executive officer, the compensation received by Mr. Brown is shown below in “Executive Compensation: Summary Compensation Table.”

NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($)(2)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Diane Carhart	18,661	—	—	18,661
Seth Goldman	67,500	68,407	—	135,907
Sally Grimes	43,132	68,407	—	111,539
Colleen Jay	29,320	231,281	—	260,601
Raymond J. Lane	53,000	68,407	—	121,407
Muktesh “Micky” Pant	53,000	68,407	—	121,407
Ned Segal	47,500	68,407	—	115,907
Christopher Isaac “Biz” Stone	48,132	68,407	—	116,539
Kathy N. Waller	62,500	68,407	—	130,907

(1)Includes all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees. Amounts shown for Ms. Jay were prorated from May 24, 2022, when she joined the board of directors. Amounts shown for Ms. Carhart were prorated through the end of her term as a Class III director on May 24, 2022.
(2)The dollar amounts reported in this column represent the aggregate grant date fair value for financial statement reporting purposes of the initial RSU awards granted to Ms. Jay and the annual RSU awards granted to the rest of our non-employee directors on May 24, 2022 under the 2018 Plan, as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The grant date fair value of the RSU awards is measured based on the closing price of our common stock on the date of grant excluding the impact of estimated forfeitures. This amount does not reflect the actual economic value that was realized upon the vesting of the award or may be realized upon the sale of the common stock underlying such award. As of December 31, 2022, each non-employee director held 1,250 outstanding unvested RSU awards, except Ms. Grimes and Mr. Pant who each respectively held 1,989 outstanding unvested RSU awards and Ms. Jay who held 6,970 outstanding unvested RSU awards. As of December 31, 2022, the following non-employee directors held outstanding unexercised stock option awards: Mr. Goldman (70,940), Mr. Segal (16,734) and Ms. Waller (16,734). No other non-employee directors held outstanding stock option awards as of December 31, 2022.

Director and Officer Indemnification Agreements
We have entered, and may continue to enter into, separate indemnification agreements with our directors and executive officers, which provide indemnification in addition to the indemnification provided for in our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. For additional information, please see “Related Person Transactions: Indemnification of Directors and Officers.”

2023 Proxy Statement | | 39

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of nine members. In accordance with our restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, three Class I directors will be elected for a three-year term.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Seth Goldman, C. James Koch and Kathy N. Waller as nominees for election as Class I directors at the Annual Meeting. If elected, Messrs. Goldman and Koch and Ms. Waller will serve as Class I directors until our 2026 annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal. Mr. Koch is not currently serving as a director of our company and has agreed to serve if elected. Mr. Goldman and Ms. Waller are currently serving as directors of our company and have agreed to continue to serve if elected. For information concerning the nominees, please see “Board of Directors and Corporate Governance: Nominees for Director.”
If you are a stockholder of record and you sign your proxy card or vote by telephone, mobile device or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Mr. Goldman, Mr. Koch and Ms. Waller. We expect that each of Mr. Goldman, Mr. Koch and Ms. Waller will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will not vote your shares on this matter.
Vote Required
Our Bylaws state that, to be elected, a nominee must receive a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of withholding a vote or a broker non‑vote) will have no effect on the outcome of this proposal.
Full details of our plurality voting policy for nominees are set forth in our Bylaws. A copy of our Bylaws is available via the SEC’s website at https://www.sec.gov.

The Board recommends a vote FOR each of the nominees named above.

40 | | 2023 Proxy Statement

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2023. Deloitte has served as our independent registered public accounting firm since 2015.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2023. Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by Delaware law, our restated certificate of incorporation or Bylaws. However, our audit committee is submitting the appointment of Deloitte to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Deloitte and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of Deloitte, our audit committee may reconsider the appointment.
We expect that a representative of Deloitte will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our company by Deloitte for the years ended December 31, 2022 and 2021.

	2022 ($)	2021 ($)
Audit Fees(1)	1,653,100	1,525,000
Audit-Related Fees	—	—
Tax Fees(2)	265,800	224,300
All Other Fees(3)	1,895	1,895
Total Fees	1,920,795	1,751,195

(1)Audit Fees consist of fees for professional services rendered in connection with the audit of our financial statements, including the audited financial statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 1, 2023 ("2022 Form 10-K"), review of the interim financial statements included in our quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for those years. For 2022, this category includes fees for services rendered in connection with our registration statement related to securities offered to employees pursuant to employee benefit plans, including consents and review of documents filed with the SEC. For 2021, this category includes fees for services rendered in connection with our convertible notes offering, including issuance of comfort letters, and for services rendered in connection with our registration statements related to securities offered to employees pursuant to employee benefit plans, including consents and review of documents filed with the SEC.
(2)Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning, including assistance regarding federal, state and international tax compliance.
(3)All Other Fees consist of fees for permitted products and services other than those that meet the criteria above.

2023 Proxy Statement | | 41

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Auditor Independence
In our year ended December 31, 2022, there were no other professional services provided by Deloitte, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of Deloitte.
Pre-Approval Policies and Procedures
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”) regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee pre-approves all audit and permissible non‑audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All services provided by Deloitte in 2022 and 2021 were pre-approved by our audit committee.
Vote Required
The ratification of the appointment of Deloitte requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal. Abstentions are not considered votes for or against this proposal, and thus, will have no effect on the outcome of the proposal. Broker non‑votes will also have no effect on the outcome of this proposal.

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

42 | | 2023 Proxy Statement

REPORT OF THE AUDIT COMMITTEE
The audit committee assists the board of directors in fulfilling its oversight responsibilities relating to the integrity of the company’s financial statements, the adequacy of internal controls, compliance with legal and regulatory requirements, the qualifications and independence of Deloitte and the performance of its audits, and such other duties as directed by the board of directors. The audit committee presently consists of three independent directors. All committee members are considered financially literate under Nasdaq rules.
Management is responsible for Beyond Meat’s system of internal control over financial reporting, the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”), and the financial reporting process, including management’s assessment of internal control over financial reporting. Deloitte is responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion, based on the results of its audit, as to whether the consolidated financial statements are fairly presented, in all material respects, in conformity with GAAP.
The audit committee reviewed and discussed with management and the independent auditors the overall scope and process for the audit of the consolidated financial statements and internal control over financial reporting. The committee also determined that Deloitte’s provision of non-audit services in 2022 to the company was compatible with Deloitte’s independence.
The audit committee has reviewed and discussed the company’s audited consolidated financial statements for the year ended December 31, 2022 with management. The audit committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The audit committee has also received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.
Based on the audit committee’s review and discussions noted above, the audit committee recommended to our board of directors that such audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Kathy N. Waller (Chair)
Colleen Jay
Ned Segal
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

2023 Proxy Statement | | 43

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 31, 2023. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors, director nominees or executive officers.

NAME	AGE	POSITION
Ethan Brown	51	Founder, President and Chief Executive Officer, Board Member
Lubi Kutua(1)	42	Chief Financial Officer and Treasurer
Dariush Ajami, PhD	48	Chief Innovation Officer
Teri L. Witteman	54	Chief Legal Officer and Secretary
Margaret “Jackie” Trask	62	Chief People Officer
Jonathan Nelson(2)	58	Senior Vice President, Operations
Mike Sharman(3)	61	Senior Vice President, Global Sales
Akerho “AK” Oghoghomeh(4)	42	Senior Vice President, Global Marketing

(1)Mr. Kutua was appointed Chief Financial Officer and Treasurer effective as of October 13, 2022.
(2)Mr. Nelson, the company’s former Senior Vice President, Manufacturing Operations, was appointed Senior Vice President, Operations effective as of October 13, 2022.
(3)Mr. Sharman joined the company as Senior Vice President, Global Sales effective as of October 17, 2022.
(4)Mr. Oghoghomeh joined the company as Senior Vice President, Global Marketing effective as of February 6, 2023.

ETHAN BROWN
Founder, President and Chief Executive Officer, Board Member
Ethan Brown is the founder of Beyond Meat and has served as our President and Chief Executive Officer and as a member of our board of directors since our inception in 2009. He also serves as a manager of the Planet Partnership, LLC, our joint venture with PepsiCo, Inc., and served as our Secretary from our inception to September 2018. Mr. Brown began his career with a focus on clean energy and the environment, including serving as an energy analyst for the National Governors’ Center for Best Practices. He then joined Ballard Power Systems, Inc. (NASDAQ: BLDP), a hydrogen fuel-cell company, being promoted from an entry-level manager to reporting directly to the Chief Executive Officer before leaving to found Beyond Meat. Mr. Brown also created and opened a center for fuel reformation and has held several industry positions, including Vice Chairman of the Board at The National Hydrogen Association and Secretary of the United States Fuel Cell Council. He is a Henry Crown Fellow at the Aspen Institute, was honored as part of Inc.’s Best Led Companies 2021, The Bloomberg 50 for 2019, Newsweek’s Top Innovators of 2019, and, along with Beyond Meat, is the recipient of the United Nation’s highest environmental accolade, Champion of the Earth (2018). Mr. Brown holds an MBA from Columbia University, an MPP with a focus on Environment from the University of Maryland and a BA in History and Government from Connecticut College.
LUBI KUTUA
Chief Financial Officer and Treasurer
Lubi Kutua has served as the company's Chief Financial Officer and Treasurer since October 2022. Mr. Kutua served as Vice President, FP&A and Investor Relations from January 2019 to October 2022. Before joining Beyond Meat, Mr. Kutua served as Vice President, Equity Research, with a focus on the packaged foods and
44 | | 2023 Proxy Statement

EXECUTIVE OFFICERS

agribusiness sectors, at Jefferies, LLC from August 2015 to January 2019. Prior to that, Mr. Kutua served as Associate-Analyst, Equity Research, also focusing on packaged foods and agribusiness, and at KeyBanc Capital Markets. He began his career in financial services at Goldman Sachs, most recently serving as Associate, Divisional Management Reporting. Mr. Kutua received his BA in Mathematics and Physics from Hamilton College, and his MBA from The New York University Leonard N. Stern School of Business.
DARIUSH AJAMI, PhD
Chief Innovation Officer
Dariush Ajami, PhD, joined Beyond Meat in June 2015. Since July 2018, Dr. Ajami has been Chief Innovation Officer of Beyond Meat. He served as Director of Chemistry from June 2015 to August 2016, Director of Research from August 2016 to August 2017 and Vice President of Innovation from August 2017 to July 2018. Prior to joining Beyond Meat, Dr. Ajami was an Assistant Professor of Molecular Assembly at The Scripps Research Institute and Skaggs Institute of Chemical Biology from July 2008 to June 2015, where he worked on the fundamentals of molecular assembly, natural products and their applications in therapeutic development. Dr. Ajami has a BS degree in Chemistry from Isfahan University, Iran, an MS degree in Organic Chemistry from the Chemistry and Chemical Engineering Research Center of Iran, and a PhD degree in Organic Chemistry from Technical University of Brunswick (Technische Universität Braunschweig), Germany.
TERI L. WITTEMAN
Chief Legal Officer and Secretary
Teri L. Witteman joined Beyond Meat as General Counsel and Secretary in May 2019, and has served as Chief Legal Officer since April 2021. Prior to joining Beyond Meat, Ms. Witteman was a partner with Musick, Peeler & Garrett LLP from April 2016 to May 2019, specializing in the areas of SEC compliance, corporate governance, and mergers and acquisitions. Before joining Musick Peeler, Ms. Witteman was an attorney with Anglin Flewelling Rasmussen Campbell & Trytten LLP from September 2004 to April 2016, having started her career with Latham & Watkins LLP in Los Angeles, where she focused on corporate finance and mergers and acquisitions. From December 2012 to September 2018, Ms. Witteman served as Secretary of Farmer Bros. Co. (NASDAQ: FARM), a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. Ms. Witteman received her Juris Doctor degree, Order of the Coif, from UCLA School of Law, and her BA degree in Economics, with honors and distinction, from the University of California, Berkeley.
MARGARET “JACKIE” TRASK
Chief People Officer
Margaret “Jackie” Trask joined Beyond Meat as Chief People Officer in March 2021. Prior to joining Beyond Meat, Ms. Trask spent 15 years at JAFRA Cosmetics International, Inc., most recently as SVP of Worldwide Human Resources from June 2011 to March 2021 and Vice President of Worldwide Human Resources from December 2006 to March 2011. Before joining JAFRA Cosmetics International, Inc., Ms. Trask served as Vice President Human Resources & Facilities at Triad Financial Corporation from October 2004 to November 2006. From January 2002 to September 2004, Ms. Trask was the Principal of Baby Bouquet by Jacquelyn Revé, a start-up company she founded which manufactured and marketed high-end natural skin care for babies. Ms. Trask served as Vice President, Business Partner Human Resources of Conexant Systems, Inc. from May 2000 to August 2001 and Director of Worldwide Compensation, Benefits, Occupational Health and Safety at Gateway from October 1998 to May 2000. Ms. Trask received her BA with distinction from Harvard University and an MBA from the Wharton School of Management.

2023 Proxy Statement | | 45

EXECUTIVE OFFICERS

JONATHAN NELSON
Senior Vice President, Operations
Jonathan Nelson has served as the company’s Senior Vice President, Operations since October 2022. Prior to that, Mr. Nelson served as Senior Vice President, Manufacturing Operations from December 2021 to October 2022, and Vice President, NA Manufacturing Operations from May 2021 to November 2021, assuming additional responsibilities on an interim basis pending the search for a chief operating officer from August 2021 to December 2021. Prior to joining the company, from March 2021 to May 2021, Mr. Nelson served as Chief Executive Officer of JP Nelson Consulting, a private consulting firm. From January 2012 to January 2021, Mr. Nelson served in various roles with SunOpta, Inc. (NASDAQ: STKL), a global company focused on plant-based foods and beverages, fruit-based foods and beverages, and organic ingredient sourcing and production, including as Vice President, Operations - Ingredients from January 2012 to March 2016, and Vice President, Operations - Plant Based Food and Beverage from March 2016 to January 2021. Mr. Nelson received his BS in Paper Science and Engineering from the University of Minnesota, and his MBA from the University of Mary.
MIKE SHARMAN
Senior Vice President, Global Sales
Mike Sharman joined Beyond Meat as Senior Vice President, Global Sales in October 2022. Mr. Sharman has spent the past 30 years building brands and teams in both large corporate and start-up environments. His experience includes developing and implementing route-to-market and channel strategies designed to accelerate distribution and availability. Most recently, Mr. Sharman served as Senior Vice President of Sales at NutraDried Food Company, LLC, a snack food manufacturer, from May 2022 to October 2022. Prior to that, Mr. Sharman served as Executive Vice President of Sales at Hippeas, LLC, a snack food manufacturer, from February 2021 to February 2022; Chief Sales Officer at Recess, Inc., a beverage manufacturer, from January 2020 to September 2020; and Senior Vice President of Sales at Essentia Water, LLC, a premium bottled water company, from April 2015 to January 2020. Mr. Sharman’s prior experience also includes various sales leadership roles with ZICO Beverages, KIND, Glaceau, Cadbury and the Pepsi Bottling Group. Mr. Sharman received his Bachelor of Business Administration in Management from the College of William & Mary.
AKERHO “AK” OGHOGHOMEH
Senior Vice President, Global Marketing
Akerho “AK” Oghoghomeh joined Beyond Meat as Senior Vice President, Global Marketing in February 2023. Before joining Beyond Meat, Mr. Oghoghomeh served as Senior Vice President, Brand Marketing at Red Bull from 2021 to February 2023. Prior to that Mr. Oghoghomeh served as Head of Recruitment Marketing – West Zone for Amazon, an eCommerce company from 2019 to 2021. Prior to that Mr. Oghoghomeh served as Vice President, Marketing – Commercial Brands for Campaign Monitor, a provider of email marketing software, from 2018 to 2020. Prior to that Mr. Oghoghomeh served in various other roles at Red Bull, including Director, Brand Marketing from 2017 to 2018, Senior Brand Manager from 2015 to 2017 and Brand Manager from 2012 to 2015 and various roles at Conagra Brand including Associate Brand Manager, Sweet Snacks from 2011 to 2012, Associate Brand Manager, Digital Shopper Marketing from 2010 to 2011 and Assistant Brand Manager, Media Strategy from 2009 to 2010. Mr. Oghoghomeh received his BS in Chemical Engineering from Drexel University, and his MBA from Emory University’s Goizueta Business School.

46 | | 2023 Proxy Statement

PROPOSAL NO. 3 ADVISORY (NON-BINDING) VOTE
TO APPROVE THE COMPENSATION OF THE
COMPANY’S NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act requires us to submit a non-binding, advisory proposal to our stockholders to approve the compensation of our named executive officers as described in this proxy statement in accordance with the compensation disclosure rules of the SEC (commonly known as “Say On Pay”). We ask our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the company’s stockholders approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
This vote is advisory and non-binding on our company, the board of directors and the human capital management and compensation committee. However, the board of directors and the human capital management and compensation committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.
We believe that our executive compensation program creates the proper incentives for our executive officers. As described in greater detail under “Compensation Discussion and Analysis,” we have designed our executive compensation program to attract, motivate and retain a team of highly qualified executives who will drive innovation and business success. We believe that our current executive compensation program properly aligns the interests of our executive officers with those of our stockholders. We intend to present this advisory vote on named executive officer compensation to our stockholders on an annual basis.
Vote Required
The advisory (non-binding) vote to approve the compensation of the company’s named executive officers requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal. Abstentions are not considered votes for or against this proposal, and thus, will have no effect on the outcome of this proposal. Broker non-votes will also have no effect on the outcome of this proposal. Although the vote is a non-binding advisory vote, the human capital management and compensation committee will review the voting results in connection with its ongoing evaluation of the company’s compensation program.

The Board recommends a vote FOR the approval of the compensation of the company’s named executive officers, as disclosed in this proxy statement.

2023 Proxy Statement | | 47

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis discusses the compensation of our Named Executive Officers (“NEOs”) for fiscal 2022 and is designed to provide our stockholders with an explanation of our executive compensation philosophy and objectives, our executive compensation program and the compensation granted or earned by the following NEOs in fiscal 2022:

NAME	TITLE
Ethan Brown	President and Chief Executive Officer
Lubi Kutua(1)	Chief Financial Officer and Treasurer
Dariush Ajami, PhD	Chief Innovation Officer
Margaret “Jackie” Trask	Chief People Officer
Teri L. Witteman	Chief Legal Officer and Secretary
Phil Hardin(2)	Former Chief Financial Officer and Treasurer
Bernie Adcock(3)	Former Chief Supply Chain Officer
Deanna Jurgens(4)	Former Global Chief Growth Officer and President, North America

(1)Mr. Kutua was appointed Chief Financial Officer and Treasurer effective as of October 13, 2022.
(2)Mr. Hardin stepped down as Chief Financial Officer and Treasurer effective as of October 12, 2022 and his last day of employment was October 28, 2022.
(3)Mr. Adcock stepped down as Chief Supply Chain Officer and left the company effective as of September 30, 2022.
(4)As part of a reduction in force in October 2022, the employment of Ms. Jurgens, the company’s former Global Chief Growth Officer and President, North America, ended on October 17, 2022.

Executive Summary
Executive Leadership Changes
Following the departures of Bernie Adcock as the company’s Chief Supply Chain Officer in September 2022, and Doug Ramsey as the company’s Chief Operating Officer in October 2022, the company appointed Jonathan Nelson as Senior Vice President, Operations, to lead the operations and supply chain organization on a permanent basis. Mr. Nelson has served in various operations roles at the company since May 2021.
Also, following the departure of Phil Hardin as the company's Chief Financial Officer and Treasurer in October 2022, the company appointed Lubi Kutua as Chief Financial Officer and Treasurer effective as of October 13, 2022. Mr. Kutua previously served as the company’s Vice President, FP&A and Investor Relations since January 2019. In addition, the company appointed Henry Dieu, the company’s Vice President, Corporate Controller since April 2022, as Principal Accounting Officer effective as of October 13, 2022.
As part of a reduction in force, the employment of Deanna Jurgens, the company’s former Global Chief Growth Officer and President, North America, ended in October 2022. The role of Global Chief Growth Officer and President, North America was eliminated. Mike Sharman joined the company as Senior Vice President, Global Sales effective as of October 17, 2022 to lead the sales organization. Mr. Sharman has spent the past 30 years building brands and teams in both large corporate and start-up environments. His experience includes developing and implementing route-to-market and channel strategies designed to accelerate distribution and availability.
48 | | 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Akerho “AK” Oghoghomeh joined the company as Senior Vice President, Global Marketing in February 2023, overseeing all global marketing functions. Mr. Oghoghomeh, an accomplished professional with a diverse and impressive background in B2C and B2B marketing and brand management, brings deep expertise in brand management and sales-oriented consumer marketing to the company. Beth Moskowitz, the company’s former Chief Brand Officer, left the company in January 2023.
Fiscal 2022 Business Performance Overview
Financial Overview and Highlights
Net revenues decreased to $418.9 million in 2022 from $464.7 million in 2021, representing a 9.8% reduction. We have generated losses since inception. Net loss in 2022 and 2021 was $366.1 million and $182.1 million, respectively, as we pursued our long-term goal of future growth of our business, investing in innovation, people, infrastructure, product scaling and establishing strategic partnerships in the U.S., EU and China. In 2022, our net revenues were negatively affected by softness in demand in the plant-based category, macroeconomic issues, including inflation, rising interest rates and increasing concerns about the likelihood of a recession, and increased competition. Additionally, there remains uncertainty regarding the long-term effects of the COVID-19 pandemic and certain negative impacts on our business, the plant-based category, consumer and customer behavior, and demand levels.

Net revenues of $418.9 million	Year-over-year change in velocity of -27.6%(1)
9.8% year-over-year decline in net revenues	Year-over-year change in market share of -250 bps(2)
120.2% decrease in gross profit to -$23.7 million, or -5.7% of net revenues	Net loss of $366.1 million, or $5.75 per common share(3)

(1)Source: SPINS Data for the 52-week period ended January 1, 2023. Includes aggregate data for Beyond Meat products across all Frozen and Refrigerated Plant-Based Meats in the U.S. Multi Outlet (MULO) channel only.
(2)Source: SPINS Data for the 52-week period ended January 1, 2023. Includes aggregate data for Beyond Meat products across all Frozen and Refrigerated Plant-Based Meats in both the U.S. MULO and U.S. Natural Enhanced channels.
(3)Adjusted EBITDA was a loss of $278.0 million, or -66.4% of net revenues. For a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to its most directly comparable GAAP financial measure, net loss, as reported, please refer to pages 65 to 67 of our 2022 Form 10-K.

DOMESTIC AND INTERNATIONAL DISTRIBUTION AS OF DECEMBER 2022
~ 43,000 U.S. foodservice outlets	~ 78,000 U.S. retail outlets(1)	~ 69,000 International foodservice and retail outlets
~190,000 total outlets worldwide	Products available in more than 80 countries worldwide

(1)Excluding Beyond Meat Jerky, total U.S. retail distribution outlets were approximately 34,000 as of December 2022.

Long-Term Growth Strategy
In response to the current difficult environment and negative impact of these factors on our business and the overall plant-based category, beginning in the fourth quarter of 2022 we are pivoting our focus toward sustainable

2023 Proxy Statement | | 49

COMPENSATION DISCUSSION AND ANALYSIS

long-term growth supported by three pillars: (1) driving margin recovery and operating expense reduction through the implementation of lean value streams across our beef, pork and poultry platforms; (2) inventory reduction and cash flow generation through more efficient inventory management; and (3) focusing on near-term retail and foodservice growth drivers while supporting strategic key long-term partners and opportunities. For clarity, lean value streams represent organizing our teams and operational approach in such a way that increases cross-functional collaboration, transparency and ownership of key business processes and initiatives, with an overarching objective of eliminating waste throughout our organization. We believe, if implemented effectively, the use of a lean value stream approach could drive faster speed-to-market of new product launches, which in turn could accelerate our sales growth, increase our pace of reducing our production costs and expanding our gross margin, and enable further operating expense reductions, among others.

Fiscal 2022 Executive Compensation Overview
The cornerstone of our compensation philosophy is pay for performance. We closely align the compensation paid to our NEOs with achievement of both near- and long-term financial goals. Approximately 93% of the target compensation awarded in fiscal 2022 to Ethan Brown, our President and Chief Executive Officer, was performance-based or at risk, and approximately 85% of the target compensation awarded in fiscal 2022 to our other NEOs, as a group, was performance-based or at risk.
Alignment Between 2022 Performance and Executive Compensation
Our linkage of compensation paid to our NEOs with achievement of financial goals and stockholder interests is underscored by our NEOs’ year-end 2022 realizable total direct compensation (“Realizable TDC”) in relation to 2022 target total direct compensation (“Target TDC”).
Zero Payouts Under Our Annual Short-Term Incentive (“STI”) Plan and Significant Reductions to Realizable Value of Stock Options and RSUs
For 2022, based on the recommendation of WTW, our human capital management and compensation committee returned to an annual STI plan design with funding based on the achievement of net revenues, Adjusted EBITDA and market share. Our human capital management and compensation committee convened in December 2022 to discuss the level of achievement of fiscal 2022 performance goals and determined that the fiscal 2022 threshold funding goals were not achieved. As a result, our NEOs did not receive any payments under our Executive Incentive Bonus Plan (“Bonus Plan”) for fiscal 2022.
By the end of 2022, the realizable value of stock options granted earlier in the year had fallen to zero and the realizable value of RSUs granted earlier in the year had fallen to a fraction of their grant-date target value.
CEO 2022 Target TDC and Year-End 2022 Realizable TDC
The graphic below shows year-end 2022 Realizable TDC in relation to 2022 Target TDC for our President and Chief Executive Officer, Mr. Brown. As shown below, Mr. Brown’s year-end 2022 Realizable TDC was approximately 18% of his 2022 Target TDC.

50 | | 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

How the Board is Addressing Feedback About Our Compensation Program
Our board and human capital management and compensation committee consider stockholder input essential and will continue to consider stockholder views in the evolution of our executive compensation program. The majority of the stockholders who voted at our 2022 annual meeting, representing approximately 60% of total votes cast, voted in support of our Say on Pay proposal. We believe that some of the unfavorable Say on Pay votes were cast due to extraordinary compensation actions in 2021, which do not represent typical features of our executive compensation program and were not repeated in 2022.

EXTRAORDINARY COMPENSATION ACTIONS IN 2021, NOT REPEATED IN 2022
•Sign-on compensation for our former Chief Operating Officer, Doug Ramsey, upon his appointment in December 2021. (Mr. Ramsey subsequently departed the company in October 2022.)
•Multiple equity awards to some NEOs in fiscal 2021
Additionally, the human capital management and compensation committee is addressing other factors from 2021 that may have been of concern:
•CEO pay for performance alignment – As illustrated above, Mr. Brown’s year-end 2022 Realizable TDC reflects a zero STI payout and significant reductions to realizable value of stock options and RSUs.
•2021 STI plan retesting feature, tied to quarterly performance periods and payouts – For fiscal 2022, we returned to an annual STI plan design with no retesting feature.
•Peer group for compensation benchmarking – For fiscal 2023, the peer group has been revised to ensure companies are of appropriate size (e.g., removed companies with annual revenue greater than $2 billion).
Our human capital management and compensation committee plans to adopt a compensation clawback policy to comply with recently issued rules by the SEC. Although we have not yet adopted stock ownership guidelines, due in part to challenges and other compensation-related priorities of recent years, our human capital management and compensation committee intends to establish stock ownership guidelines in the future. As presented under “Security Ownership of Certain Beneficial Owners and Management” beginning on page 92, the number of shares

2023 Proxy Statement | | 51

COMPENSATION DISCUSSION AND ANALYSIS

beneficially owned by our President and Chief Executive Officer, Mr. Brown, is 3,713,385, which represents 5.6% of the shares of common stock outstanding, and 116.6-times Mr. Brown’s annual base salary, as of the Record Date.
Compensation Practices and Governance Policies

WHAT WE DO		WHAT WE DON'T DO
✓	Pay for Performance. Performance-based or at risk pay represents a significant portion of our NEOs’ Target TDC.	✗	No Excessive Risks. Annual risk assessment of executive compensation program to ensure no excessive risk raking.
✓	Align the Interests of Executives with Those of Our Stockholders. Equity compensation represents a significant portion of our NEOs’ Target TDC.	✗	No Excessive Change in Control Payments. Cash change in control payments do not exceed two times annual target cash compensation.
✓	Maximum Payout Caps. Our executive bonus plan maintains maximum payout caps to avoid excessive payments and risk-taking.	✗	No Excise Tax Gross Ups. We do not provide for “golden parachute” excise tax gross ups.
✓	All Change in Control Payments Are Double Trigger. Double trigger includes a change in control of our stock ownership as well as termination of employment.	✗	No Excessive Perks. We do not provide any excessive perquisites to our NEOs.
✓	Independent Compensation Committee. Our human capital management and compensation committee is composed solely of independent directors.	✗	No Hedging or Pledging. All employees, including our NEOs, and our directors are prohibited from engaging in hedging or pledging our stock as collateral for a loan.
✓	Independent Compensation Consultant. Our human capital management and compensation committee directly retains an independent compensation consultant.	✗	No Repricing or Cash-out of Underwater Options. Our 2018 Equity Incentive Plan forbids the repricing and cash-out of underwater options without stockholder approval.

Our Compensation Philosophy
We have designed our executive compensation program to attract, motivate and retain a team of highly qualified executives who will drive innovation and business success. In order to motivate and reward our NEOs for work that improves our long-term business performance and increases stockholder value, we have set out the following objectives:
•Align NEO compensation to the success of our business objectives;
•Align the interests of NEOs and stockholders with the goal of creating long-term stockholder value;
•Provide competitive compensation that attracts, motivates and retains top-performing NEOs; and
•Motivate NEOs to achieve results that exceed our strategic plan targets.

52 | | 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2022 NEO Compensation Details
Our three core elements of NEO direct compensation are base salary, an annual cash incentive opportunity and long-term incentive equity awards. Most compensation awarded to each NEO was “at-risk” to the NEO because it was contingent on company performance. The graphic below reflects the approximate general distribution of these three core elements of NEO Target TDC awarded during fiscal 2022 as determined by our human capital management and compensation committee.

The above calculations include: (i) full annual base salary (not prorated for number of days of service with the company in 2022) at highest level for each NEO including Messrs. Brown ($500,000), Hardin ($455,000), Ajami ($425,000), Adcock ($400,000), Kutua ($370,000); and Mses. Jurgens ($450,000), Trask ($415,000), Witteman ($400,000); (ii) full cash incentive bonus (not prorated for number of days of service with the company in 2022) at target for each NEO, including Messrs. Brown ($500,000), Hardin ($273,000), Ajami ($255,000), Adcock ($240,000), Kutua ($222,000); and Mses. Jurgens ($450,000), Trask ($249,000), Witteman ($240,000); and (iii) target value of equity awards based on 2022 annual equity awards for each NEO, including Messrs. Brown ($5,900,000), Hardin ($3,000,000), Ajami ($2,000,000), Adcock ($2,500,000), Kutua ($1,975,000), and Mses. Jurgens ($3,000,000), Trask ($1,000,000), Witteman ($1,000,000).
Base Salary
Base salaries compensate our NEOs for expected levels of day-to-day performance and are determined by each NEO’s role and responsibilities, pay at comparable companies, our budget for the coming year, and the resulting total target compensation that can be earned given the individual’s base salary, related target cash incentive opportunity and equity awards. In 2022, the company generally had a salary increase budget of 3.5%, reflecting 3.0% for merit increases and 0.5% for promotions and market adjustments, with any changes in base salary effective as of April 1, 2022.

2023 Proxy Statement | | 53

COMPENSATION DISCUSSION AND ANALYSIS

The base salaries for each of our NEOs for fiscal 2021 and 2022 are summarized below.

NEO	2022 BASE SALARY ($)(1)	2021 BASE SALARY ($)(1)
Ethan Brown	500,000	500,000
Lubi Kutua	370,000	275,000
Dariush Ajami, PhD	425,000	374,000
Margaret “Jackie” Trask	415,000	400,000
Teri L. Witteman	400,000	374,000
Phil Hardin	455,000	440,000
Bernie Adcock	400,000	400,000
Deanna Jurgens	450,000	435,000

(1)Annualized base salary based on the rate in effect as of the last day of the fiscal year or last day of employment, as applicable.

Executive Incentive Bonus Plan
Our Bonus Plan allows our human capital management and compensation committee to approve cash incentive awards to selected officers and employees, including our NEOs, based upon performance goals established by our human capital management and compensation committee. Cash incentive payments can be earned by our NEOs only if we achieve a significant level of our financial performance goals, which advances our long-term strategic plans and, ultimately, stockholder value over time. We consider these cash incentive payments to be performance-based compensation since payouts are directly tied to achievement of performance goals.
Performance goals that include our financial results may be determined in accordance with GAAP or such financial results may consist of non-GAAP financial measures, and any goals or actual results may be adjusted by our human capital management and compensation committee for any reason, including without limitation, one-time items or unbudgeted or unexpected items, when determining whether the performance goals have been met.
Our human capital management and compensation committee, may, in its sole discretion and at any time, increase, reduce or eliminate an award otherwise payable to a participant with respect to any performance period. Actual awards will be paid only after they are earned, which usually requires continued employment through the date the bonus is paid unless otherwise determined by our human capital management and compensation committee. Our board of directors or our human capital management and compensation committee has the authority to amend, alter, suspend or terminate the Bonus Plan, provided such action does not impair the existing rights of any participant with respect to any earned bonus.
After having a quarterly STI plan (i.e., quarterly performance periods, quarterly performance goals and quarterly payouts) in lieu of an annual plan for 2021, for 2022, based on the recommendation of WTW, the human capital management and compensation committee returned to an annual STI plan design.
At the beginning of 2022, our human capital management and compensation committee approved a threshold level of performance or threshold funding goal that must be achieved before there is any funding under the Bonus Plan as well as the cash incentive targets and performance goals that determine how much of the target may be paid to each NEO at each level of achievement of our performance goals. Upon the completion of the 2022 fiscal year, our human capital management and compensation committee reviewed the company’s performance against the predetermined performance goals to determine the amount of cash incentive payments (if any).

54 | | 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Cash Incentive Target
A cash incentive target is the amount of cash incentive compensation that a NEO could earn if we achieve our performance goals. Targets are expressed as a percentage of the NEO’s base salary. In reviewing cash incentive targets, our human capital management and compensation committee takes into consideration each NEO’s role and responsibilities, pay at comparable companies, and the resulting total target compensation. The cash incentive targets for each of our NEOs for fiscal 2022 as compared to fiscal 2021 are summarized below. Except for Mr. Adcock, each NEO who commenced employment with the company in fiscal 2021 was eligible to participate in the Bonus Plan; provided that the target amount of any bonus would be prorated based on the NEO’s start date of employment. We aligned the cash incentive targets in fiscal 2022 such that all executive officers had a minimum target of 60%.

NEO	FISCAL 2022 CASH INCENTIVE TARGET (% OF BASE SALARY)	FISCAL 2021 CASH INCENTIVE TARGET (% OF BASE SALARY)
Ethan Brown	100%	100%
Lubi Kutua(1)	60%	35%
Dariush Ajami, PhD	60%	60%
Margaret “Jackie” Trask	60%	50%
Teri L. Witteman	60%	50%
Phil Hardin	60%	60%
Bernie Adcock(2)	75%	N/A
Deanna Jurgens	100%	100%

(1)Mr. Kutua’s fiscal 2022 cash incentive target increased from 35% to 60% in connection with his promotion to Chief Financial Officer and Treasurer in October 2022.
(2)Pursuant to the terms of Mr. Adcock’s offer letter with the company he was not eligible to participate in the Bonus Plan in fiscal 2021. He became eligible to participate in the Bonus Plan beginning in fiscal 2022.

Threshold Funding Goals
On an annual basis, our human capital management and compensation committee sets threshold funding goals for the Bonus Plan. If we fail to achieve our funding goals, no cash incentive payments will be earned under the Bonus Plan. For fiscal 2022, the threshold funding goals are set forth in the table below under “Fiscal 2022 Corporate Performance Goals and Achievement.”
Performance Goals
In 2022, we established performance goals for our NEOs based on corporate performance metrics, rather than a mix of corporate and individual metrics, to foster teamwork among our NEOs and reflect the importance of company-wide performance to stockholder value. Our fiscal 2022 corporate goals and the rationale for these goals is summarized in the table below.

2023 Proxy Statement | | 55

COMPENSATION DISCUSSION AND ANALYSIS

CORPORATE GOALS	RATIONALE
Retail Market Share	Incentivizes distribution, expansion and new product introductions to grow retail market share and remain category leader
Foodservice Market Share	Incentivizes distribution expansion and new product introductions to grow foodservice market share and remain category leader
Net Revenues	Incentivizes revenue growth and rewards efforts to expand our business
Adjusted EBITDA	Incentivizes cost management
Our human capital management and compensation committee believed these performance goals in the construct of the STI plan design encouraged our NEOs to focus on execution of company strategy and priorities and their accountability to those priorities.
Fiscal 2022 Corporate Performance Goals and Achievement
Our corporate performance goals for 2022, as established by our human capital management and compensation committee, are set forth in the table below.

GOAL	WEIGHTING (%)	THRESHOLD (50%)	TARGET (100%)	STRETCH (150%)	MAXIMUM (200%)	ACTUAL LEVEL OF ACHIEVEMENT
Retail Market Share(1)	20%	16%	20%	24%	28%	16.5%
Foodservice Market Share(2)	20%	19.2%	24.0%	28.8%	33.6%	21.3%
Net Revenues $(M)	40%	$550.0	$637.0	$718.0	$802.0	$418.9
Adjusted EBITDA $(M)(3)	20%	$(133.4)	$(117.4)	$(102.5)	$(87.0)	$(278.0)

(1)Retail market share as tracked by SPINS.
(2)Foodservice market share as tracked by NPD (excludes food stores and large QSRs).
(3)For a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to its most directly comparable GAAP financial measure, net loss, as reported, please refer to pages 65 to 67 of our 2022 Form 10-K.

56 | | 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Bonus Plan Payments
Our human capital management and compensation committee convened in December 2022 to discuss the level of achievement of fiscal 2022 performance goals and determined that the fiscal 2022 threshold funding goals were not achieved. As a result, our NEOs did not receive any payments under the Bonus Plan for fiscal 2022.

NEO	FISCAL 2022 CASH INCENTIVE TARGET AMOUNT(1) ($)	FISCAL 2022 CASH INCENTIVE PAYMENT ($)
Ethan Brown	500,000	0
Lubi Kutua	222,000	0
Dariush Ajami, PhD	255,000	0
Margaret “Jackie” Trask	249,000	0
Teri L. Witteman	240,000	0
Phil Hardin	273,000	0
Bernie Adcock	240,000	0
Deanna Jurgens	450,000	0

(1)Annualized fiscal 2022 cash incentive target amount.

Cash Bonuses
In fiscal 2022, our human capital management and compensation committee awarded cash bonuses to Mr. Kutua ($45,000) and Ms. Trask ($50,000). The cash bonus paid to Mr. Kutua was determined and paid prior to his promotion to Chief Financial Officer and Treasurer as part of the cash retention plan approved by our human capital management and compensation committee in 2021. The amount of the bonus was determined and approved by our Chief Executive Officer and paid in recognition of Mr. Kutua's outstanding contributions and continued service with the company through June 1, 2022. Our human capital management and compensation committee determined that payment of the cash bonus to Ms. Trask was in recognition of her efforts leading the company through a time of significant transition.
We also provide our NEOs and certain other exempt employees a nominal allowance that is intended to be used to offset the cost of a cell phone and other electronic or work from home expenses.
Equity Awards
We believe that equity awards align the interests of our NEOs with the long-term interests of our stockholders by rewarding long-term value creation measured by our stock price and by providing retention incentives through multi-year vesting periods.
Based on total equity usage and equity compensation expense data provided by WTW, in fall 2022 our overall equity compensation run rate was above the 75th percentile of peers in the food and beverage industry, but at about 25th percentile run rates of peers in biotech and pharma and other high-growth sectors. In addition, our overall annual value transfer (annual equity value as a percentage of market capitalization) was above the 75th percentile of peers in the food and beverage industry, but below 25th percentile value transfer levels of peers in biotech and pharma and other high-growth sectors.

2023 Proxy Statement | | 57

COMPENSATION DISCUSSION AND ANALYSIS

Stock Options
The purpose of our stock option grants is to align the interests of our NEOs and stockholders through incentivizing long-term stock price growth and encouraging executive retention. Stock options typically vest over four years from the vesting commencement date and encourage long-term performance as they are only valuable if our stock price increases over time, as the awards vest. We consider stock options to be performance-based compensation given that options are at-the-money at the time of grant and have no immediate realizable gain unless the company’s stock price increases.
Restricted Stock Units
The purpose of our RSU grants is to align our NEOs’ interests with long-term stockholder value creation, encourage executive retention and manage dilution. RSUs typically vest over four years from the vesting commencement date which encourages long-term performance and helps to hold NEOs accountable for their decision-making given that the RSUs are directly subject to increases and decreases in our stock price, further aligning NEO and stockholder interests.
2022 Equity Awards
Executives typically receive their target equity award value in the form of (i) a new hire equity award or (ii) an annual equity award for continuing executives. In fiscal 2022, our human capital management and compensation committee granted annual equity awards under our 2018 Plan to our NEOs and a promotion equity award to Mr. Kutua, and such grants were composed of a 50/50 mix (target dollar value) of RSUs and stock options. Our human capital management and compensation committee believes this approximate 50/50 equity award mix (target dollar value) is appropriate for our new hire, promotion and annual equity awards to employees at the vice president level and above because it incentivizes our executives to focus on long-term value creation, since stock options and RSUs once earned, are intended to reward sustained increases in stock price (though only to the extent the employee vests in the award by remaining in service for the vesting period).
The table below shows the equity awards granted to our NEOs for fiscal 2022.

NEO	STOCK OPTIONS (#)	RSUs (#)	AGGREGATE GRANT DATE FAIR VALUE OF EQUITY AWARDS ($)
Ethan Brown(1)	124,421	62,211	6,255,489
Lubi Kutua(2)	113,532	56,766	2,153,827
Dariush Ajami, PhD(3)	42,177	21,089	2,120,540
Margaret “Jackie” Trask(4)	21,089	10,545	1,060,307
Teri L. Witteman(5)	21,089	10,545	1,060,307
Phil Hardin(6)	63,265	31,633	3,180,773
Bernie Adcock(7)	52,721	26,361	2,650,656
Deanna Jurgens(8)	63,265	31,633	3,180,773

(1)The stock options granted to Mr. Brown on March 1, 2022 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on February 28, 2026, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.

58 | | 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The RSUs granted to Mr. Brown on March 1, 2022 vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter, and will become fully vested on February 28, 2026, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
(2)The stock options granted to Mr. Kutua include: (a) 5,800 stock options granted on March 1, 2022 which vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on February 28, 2026; and (b) 107,732 stock options granted on November 15, 2022 which vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and which will become fully vested on October 13, 2026, in each case, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
The RSUs granted to Mr. Kutua include: (a) 2,900 RSUs granted on March 1, 2022 which vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter and which will become fully vested on February 28, 2026; and (b) 53,866 RSUs granted on November 15, 2022 which vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter and will become fully vested on October 13, 2026, in each case, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
(3)The stock options granted to Dr. Ajami on March 1, 2022 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on February 28, 2026, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
The RSUs granted to Dr. Ajami on March 1, 2022 vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter, and will become fully vested on February 28, 2026, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
(4)The stock options granted to Ms. Trask on March 1, 2022 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on February 28, 2026, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
The RSUs granted to Ms. Trask on March 1, 2022 vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter, and will become fully vested on February 28, 2026, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
(5)The stock options granted to Ms. Witteman on March 1, 2022 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on February 28,

2023 Proxy Statement | | 59

COMPENSATION DISCUSSION AND ANALYSIS

2026, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
The RSUs granted to Ms. Witteman on March 1, 2022 vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter, and will become fully vested on February 28, 2026, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
(6)The stock options granted to Mr. Hardin on March 1, 2022 were scheduled to vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and would have fully vested on February 28, 2026.
The RSUs granted to Mr. Hardin on March 1, 2022 were scheduled to vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter and would have become fully vested on February 28, 2026.
All unvested options and RSUs were forfeited effective as of October 28, 2022 upon Mr. Hardin’s departure from the company.
(7)The stock options granted to Mr. Adcock on March 1, 2022 were scheduled to vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and would have fully vested on February 28, 2026.
The RSUs granted to Mr. Adcock on March 1, 2022 were scheduled to vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter and would have become fully vested on February 28, 2026.
All unvested options and RSUs were forfeited effective as of September 30, 2022 upon Mr. Adcock’s departure from the company.
(8)The stock options granted to Ms. Jurgens on March 1, 2022 were scheduled to vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and would have fully vested on February 28, 2026.
The RSUs granted to Ms. Jurgens on March 1, 2022 were scheduled to vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter and would have become fully vested on February 28, 2026.
All unvested options and RSUs were forfeited effective as of October 17, 2022 upon Ms. Jurgens' departure from the company.

Target Value
The size of equity awards granted to each NEO is based on an estimated target dollar value. Our human capital management and compensation committee considers each NEO’s role and responsibilities, pay at comparable companies and the company’s annual grant guidelines in determining awards. Our human capital management and compensation committee does not have a specific formula that weighs these factors.
The target dollar value was converted into a number of shares based on the formula described in “Equity Element Allocation” below. The grant date fair value, which is disclosed in the table above and in the subsection titled

60 | | 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

“Summary Compensation Table” within the “Executive Compensation” section below reflects the accounting value on the grant date.
The table below sets forth the initial target dollar value of each NEO's fiscal 2022 equity grant(s).

NEO	FISCAL 2022 TARGET DOLLAR VALUE ($)
Ethan Brown	5,900,000
Lubi Kutua(1)	1,975,000
Dariush Ajami, PhD	2,000,000
Margaret “Jackie” Trask	1,000,000
Teri L. Witteman	1,000,000
Phil Hardin	3,000,000
Bernie Adcock	2,500,000
Deanna Jurgens	3,000,000

(1)The target value for Mr. Kutua includes an annual equity award grant of $275,000 and a one-time equity award grant of $1.7 million pursuant to his promotion offer letter with the company.

Equity Element Allocation
After setting the estimated target dollar value for each NEO’s annual equity awards, the human capital management and compensation committee sought to allocate the dollar value equally between stock options and RSUs.
Prior to May 18, 2021, to determine the target number of RSU shares to be granted, our human capital management and compensation committee divided (x) the target dollar value by (y) an average of the closing stock price for the period of ten consecutive trading days ending on (and including) the last trading day preceding the date of grant, rounded up to the next whole share. For stock options, our human capital management and compensation committee divided (x) the target dollar value by (y) an average of the closing stock price for the period of ten consecutive trading days ending on (and including) the last trading day preceding the date of grant, and multiplied the resulting quotient by two, rounded up to the next whole share. On May 18, 2021, upon the recommendation of WTW and to better align with the intended grant-date value to be delivered, our human capital management and compensation committee revised the methodology used to determine the target number of shares and provided that the grant date closing share price would be used to determine the number of shares subject to equity awards. Under this revised methodology, to determine the target number of RSU shares to be granted, our human capital management and compensation committee divided (i) the target dollar value by (ii) the closing stock price on the date of the grant, rounded up to the next whole share. For stock options, our human capital management and compensation committee divided (i) the target dollar value by (ii) the closing stock price on the date of grant, and multiplied the resulting quotient by two, rounded up to the next whole share.
Beginning with the new hire and annual equity awards in February 2023, upon the recommendation of WTW and to better align the value delivered with share-based compensation expense, our human capital management and compensation committee revised the methodology used to determine the number of shares subject to stock option awards by dividing the dollar value of the award by the grant date Black-Scholes value of one (1) option share with the company’s standard option terms, as determined by the company in consultation with the company’s plan administrators, rounded up to the next whole share.

2023 Proxy Statement | | 61

COMPENSATION DISCUSSION AND ANALYSIS

Other Benefits
General Health, Welfare and Other Benefit Plans
Our NEOs are eligible to participate in a variety of employee benefit plans on the same terms as our other employees, including medical, dental and vision care plans, life and disability insurance, our tax-qualified 401(k) plan, including a company matching contribution thereunder, and, to the extent of any offering, our employee stock purchase plan. We believe these benefits are consistent with benefits provided by our peer group and help us to attract and retain high quality executives.
Perquisites and Other Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our NEOs, except as generally made available to all our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes. During fiscal 2022, none of our NEOs received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, other than Ms. Jurgens who received reimbursement of commuting expenses. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described above.
Change in Control and Severance Benefits
Executive Change in Control Severance Agreements
Each of our current executive officers has entered into an agreement with the company which provides for certain cash and/or equity severance benefits in the event the executive is involuntary terminated without cause or resigns for good reason in connection with a change in control. Enhanced cash severance benefits and equity benefits are only provided if there is a “double trigger” to preserve morale and productivity, and to encourage executive retention in the event of a change in control. In addition to requiring a change in control for Beyond Meat, benefits are only provided if the eligible executive is involuntarily terminated without cause or resigns for good reason.
All such benefits are subject to certain conditions which benefit Beyond Meat, including, among other things, the executive executing a general release of claims in favor of the company and complying with the terms of his or her confidentiality agreement and all company policies.
Our human capital management and compensation committee believes these incentives will help us retain our executives, and therefore maintain the stability of our business, during the potentially volatile period accompanying a change in control.
Potential payment obligations under the change in control severance arrangements with our NEOs are described in the subsection titled “Potential Payments upon Termination or Change in Control” in the “Executive Compensation” section below.
Limited Severance Benefits Outside of a Change in Control
As part of a reduction in force, the employment of Ms. Jurgens, the company’s former Global Chief Growth Officer and President, North America, ended in October 2022. In connection with her departure, on December 4, 2022,

62 | | 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

the company and Ms. Jurgens entered into a separation agreement (the “Jurgens Separation Agreement”) pursuant to which the company agreed to pay Ms. Jurgens on or before December 31, 2022 a lump sum cash severance payment of $262,500, and an additional lump sum cash severance payment for COBRA premiums of $9,132, in each case, less applicable withholdings and deductions. The Jurgens Separation Agreement contains a general waiver and release of all claims by Ms. Jurgens in favor of the company and certain parties related to the company, as well as other covenants and agreements customary for agreements of this nature. In addition to the severance payments under the Jurgens Separation Agreement, as part of the reduction in force, Ms. Jurgens also received the following, in lieu of notice under the California WARN Act: two months of pay ($75,000), two months of company paid COBRA coverage (a value of $3,044), and a payment to cover one pay period of her co-pay amount for employee benefits (a value of $176).
Compensation Setting Process
Role of Human Capital Management and Compensation Committee
Under its charter, our human capital management and compensation committee is responsible for, among other things, determining the amount and form of compensation paid to our executive officers, including our CEO. In exercising this authority, our human capital management and compensation committee reviews and approves corporate goals and objectives relevant to executive officer and CEO compensation at least annually; evaluates executive officer and CEO performance in light of such goals and objectives, including the relationship of such compensation to corporate performance; and, based on such evaluation, determines the level of executive officer and CEO compensation, including base salary, bonus, incentive or performance-based compensation, and equity awards. Except with respect to determining our CEO’s compensation, our human capital management and compensation committee may delegate its authority to a subcommittee of the human capital management and compensation committee or other members of our board of directors who satisfy the eligibility criteria required of human capital management and compensation committee members. Our human capital management and compensation committee may also delegate to one or more of our officers the authority to grant stock options and other stock awards to our non-executive employees. In December 2021, the human capital management and compensation committee delegated to Ethan Brown, our President and Chief Executive Officer, the authority to grant new hire and/or promotion RSUs within specified quantitative parameters to certain non-executive employees below the title of vice president, without further action by the human capital management and compensation committee or board of directors.
Our board of directors expanded the human capital management and compensation committee’s oversight responsibilities to include human capital management and approved an amendment of its charter in February 2021 to reflect expansion of our human capital management efforts including, but not limited to, diversity, equity and inclusion, development and retention.
Role of Management
Typically, our chief executive officer attends human capital management and compensation committee meetings, makes recommendations to our human capital management and compensation committee regarding compensation for the other executive officers, but is not present during discussion, deliberation and decisions regarding his own compensation. Our human capital management and compensation committee then reviews the recommendations and other data and makes decisions as to the total compensation for each executive officer, as well as the allocation of the amount of total compensation between base salary, bonus, incentive or performance-

2023 Proxy Statement | | 63

COMPENSATION DISCUSSION AND ANALYSIS

based compensation, and equity awards. No executive officer has any role in approving his or her own compensation. Our human capital management and compensation committee regularly meets in executive session, without members of the management team present, when discussing and approving executive compensation.
Role of Human Capital Management and Compensation Committee Consultant
Our human capital management and compensation committee has the sole authority to retain the services of compensation consultants, legal counsel and such other advisors as it deems necessary and advisable to assist the committee in carrying out its responsibilities. In August 2020, our human capital management and compensation committee engaged WTW, an independent compensation consulting firm, to serve as its compensation consultant and to assist it with its duties and responsibilities.
During its period of engagement in fiscal 2020, 2021 and 2022, WTW completed projects for our human capital management and compensation committee, including reviewing and making recommendations related to our executive pay philosophy, including executive pay positioning, the relevant talent market and market data sources including our peer group composition; the impact of the COVID-19 pandemic on executive compensation programs; providing support and specific analyses with regard to compensation data for executive officer and non-employee director compensation; making recommendations related to pay program design, including STI plan design related to company priorities and strategic objectives; reviewing ESG trends in executive compensation program design; making recommendations relating to stock ownership guidelines; advising on broader human capital management matters, including organization and culture; and advising on committee governance matters.
WTW uses competitive market data to provide ranges for total compensation, including base salary, incentive compensation and equity compensation, that are consistent with our compensation peer group for our human capital management and compensation committee to consider. In determining the total compensation for our executive officers, our human capital management and compensation committee, with assistance from the compensation consultant, reviews the compensation practices and levels of our compensation peer group to assess whether individual total compensation is sufficiently competitive to attract and retain our executive officers. The human capital management and compensation committee regularly reviews the compensation peer group and the underlying criteria to assess that it remains appropriate for review and comparison purposes. The human capital management and compensation committee also considers general industry data and relevant survey data from food and beverage, non-durable consumer products and technology industries, generally from companies of a similar revenue size, to further inform executive pay decisions.
Our human capital management and compensation committee generally seeks to target total direct compensation to within the 50th to 60th percentiles of peer group companies, with total cash compensation (base salary and STI compensation) targeted at the 50th percentile, and long-time incentive compensation targeted at the 50th to 75th percentile. Although its analysis of competitive market data provides our human capital management and compensation committee with guiding information and a broad market check, our human capital management and compensation committee does not specifically benchmark compensation for our executive officers in terms of picking a particular percentile relative to other people with similar titles at peer group companies. Instead, our human capital management and compensation committee also applies its subjective judgment in determining the total compensation for each executive officer and considers the compensation peer group data in conjunction with

64 | | 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

a number of factors, including an executive officer’s individual skills and expertise, and the scope and criticality of each executive officer’s role.
WTW maintains a conflict of interest policy that is specifically designed to prevent any conflicts of interest. Our human capital management and compensation committee has assessed the independence of WTW, taking into account, among other things, the factors set forth in the SEC’s rules and regulations and the Nasdaq listing standards, and concluded that the engagement of WTW does not raise any conflicts of interest or similar concerns.
After considering the factors set forth in Rule 10C-1(b)(4) under the Exchange Act and Nasdaq Listing Rule 5605(d)(3)(D), including a review of WTW’s representations to the human capital management and compensation committee regarding each factor, the human capital management and compensation committee determined that WTW was independent.
Peer Group Comparisons
Our human capital management and compensation committee reviews compensation data from a specific group of companies that are similar to us in considering the compensation of our NEOs. In September 2020, our human capital management and compensation committee selected peer group companies for fiscal 2021 with a focus on (1) companies with a similar high-growth financial profile; (2) including relevant industry comparators where possible, but reviewing an expanded industry range given Beyond Meat’s high-growth profile and limited companies in the food and beverage industry that are similarly sized; and (3) companies with a relevant talent market. Companies were selected from the following three industry groups: (a) food and beverage; (b) biotechnology, pharmaceuticals and life sciences (industry that invests heavily in research and development); and (c) high-growth companies (including industry disruptors that hold expectations for high growth). In January 2022, our human capital management and compensation committee reviewed the peer group companies for fiscal 2021 and determined that the group was still the appropriate peer group for fiscal 2022.

FISCAL 2022 PEER GROUP
Food & Beverage	Biotech & Pharma	Other High-Growth
Calavo Growers, Inc.	Acadia Pharmaceuticals Inc.	DocuSign, Inc.
Freshpet, Inc.	Alnylam Pharmaceuticals, Inc.	Elastic N.V.
Lancaster Colony Corporation	Aurora Cannabis Inc.	Etsy, Inc.
The Boston Beer Company, Inc.	Canopy Growth Corporation	Okta, Inc.
The Simply Good Foods Company	Exact Sciences Corporation	Smartsheet Inc.
B&G Foods, Inc.	Neurocrine Biosciences, Inc.	The Trade Desk, Inc.
BellRing Brands, Inc.	Repligen Corporation	Zscaler, Inc.
Celsius Holdings, Inc.	Sarepta Therapeutics, Inc.	Enphase Energy, Inc.
Lifecore Biomedical, Inc.	10x Genomics, Inc.	Peloton Interactive, Inc.
Medifast, Inc.	Corcept Therapeutics, Incorporated	Pinterest, Inc.
Vital Farms, Inc.	Natera, Inc.	Roku, Inc.
Our human capital management and compensation committee uses peer group comparisons to measure the competitiveness of our compensation practices. Pay at comparable companies is just one of the factors in our human capital management and compensation committee’s pay decisions, which also take into account individual skills and expertise, the scope and criticality of the NEO’s role and other factors that are deemed to be important based on our human capital management and compensation committee’s business judgment.

2023 Proxy Statement | | 65

COMPENSATION DISCUSSION AND ANALYSIS

For fiscal 2022, with respect to the NEOs, our human capital management and compensation committee had access to market data that captured a range of pay. Our human capital management and compensation committee examined the range of pay to provide for meaningful differentials in pay levels that represented differences in the criticality and performance of each role across companies, and also reflected the full range of competitive pay at our peer companies without focusing on extreme outliers.
For 2023, upon the recommendation of WTW, our human capital management and compensation committee revised the peer group to ensure companies are of appropriate size – for example, by removing companies with annual revenue greater than $2 billion – while retaining a balanced mix of companies from the three segments of the executive talent market as explained above. The human capital management and compensation committee believes this peer group revision is appropriate in light of the company’s slowing rate of growth since 2020.

FISCAL 2023 PEER GROUP
Food & Beverage	Biotech & Pharma	Other High-Growth
Calavo Growers, Inc.	Acadia Pharmaceuticals Inc.	Elastic N.V.
Freshpet, Inc.	Alnylam Pharmaceuticals, Inc.	Okta, Inc.
Lancaster Colony Corporation	Aurora Cannabis Inc.	Smartsheet Inc.
The Boston Beer Company, Inc.	Canopy Growth Corporation	The Trade Desk, Inc.
The Simply Good Foods Company	Exact Sciences Corporation	Zscaler, Inc.
BellRing Brands, Inc.	Neurocrine Biosciences, Inc.	Enphase Energy, Inc.
Celsius Holdings, Inc.	Repligen Corporation	Planet Fitness, Inc.
Lifecore Biomedical, Inc.	Sarepta Therapeutics, Inc.	RapidVII, Inc.
Medifast, Inc.	10x Genomics, Inc.	Jamf Holding Corp.
Vital Farms, Inc.	Corcept Therapeutics, Incorporated	JFROG Ltd.
	Natera, Inc.	Radius Global Infrastructure, Inc.
Tilray Brands, Inc.
Other Important Compensation Practices

The company has adopted the policies set forth in the table below which include important compensation practices the company observes.

NAME OF POLICY	CONSIDERATIONS	MATERIAL FEATURES
Anti-Hedging Policy	Hedging insulates executives from stock price movement and reduces alignment with stockholders.
Our insider trading policy prohibits our employees, including our NEOs, and our directors from engaging in the following types of hedging transactions involving our common stock: (1) selling short any Beyond Meat stock or other Beyond Meat security; (2) buying or selling puts or calls or other derivatives on Beyond Meat securities; or (3) otherwise entering into any hedging arrangements involving Beyond Meat securities.

Anti-Pledging Policy	Pledging raises potential risks to stockholder value, particularly if the pledge is significant.	Our insider trading policy also prohibits our employees, including our NEOs, and our directors from holding our common stock in a margin account or pledging it as collateral for a loan.

66 | | 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Risk Assessment
Our human capital management and compensation committee, in consultation with WTW, its independent compensation consultant, has assessed our compensation policies and believes that our company-wide compensation policies and practices are reasonable and encourage appropriate behaviors without creating risks that are reasonably likely to have a material adverse effect on us. As part of its assessment, our human capital management and compensation committee considered, among other factors, the governance and oversight of our compensation program, balanced mix between fixed and variable compensation, the use of multiple performance measures, and the use of external consultants to review and advise on our pay practices.
Conclusion
We remain strongly committed to our pay for performance philosophy. As a result of the compensation program described above, the majority of each NEO’s compensation depends upon the achievement of our business goals. Our human capital management and compensation committee gives careful consideration to each core element of direct compensation for each NEO. The human capital management and compensation committee believes our NEO compensation program is effective in advancing our goals, reasonable in light of the programs of our peers, and responsible in encouraging our NEOs to strive for crucial innovation, business growth and outstanding stockholder returns, without promoting unnecessary or excessive risks.

2023 Proxy Statement | | 67

COMPENSATION COMMITTEE REPORT
The human capital management and compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the human capital management and compensation committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, our human capital management and compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC.
Respectfully submitted by the members of the human capital management and compensation committee of the board of directors:
Muktesh “Micky” Pant (Chair)
Raymond J. Lane
Kathy N. Waller
This report of the human capital management and compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

68 | | 2023 Proxy Statement

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table provides information regarding the compensation awarded to, earned by and paid to each of our NEOs for the years indicated below:

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)(2)	STOCK AWARDS ($)(3)	OPTION AWARDS ($)(4)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(5)	ALL OTHER COMPENSATION ($)(6)	TOTAL ($)
Ethan Brown Founder, President and Chief Executive Officer	2022	500,050	1,200	2,950,046	3,305,443	—	14,132	6,770,871
	2021	500,000	—	2,792,590	3,095,683	180,000	4,352	6,572,625
	2020	500,000	—	2,286,988	2,543,337	—	3,000	5,333,325
Lubi Kutua(7) Chief Financial Officer and Treasurer	2022	299,984	46,200	987,523	1,166,304	—	11,087	2,511,098
Dariush Ajami, PhD(7) Chief Innovation Officer	2022	412,250	1,200	1,000,040	1,120,499	—	12,193	2,546,182
Margaret “Jackie” Trask(7) Chief People Officer	2022	411,250	51,200	500,044	560,263	—	15,061	1,537,818
Teri L.Witteman(7) Chief Legal Officer and Secretary	2022	393,500	1,200	500,044	560,263	—	13,367	1,468,374
Phil Hardin(8) Former Chief Financial Officer and Treasurer	2022	373,693	1,000	1,500,037	1,680,736	—	32,268	3,587,734
	2021	208,333	525,000	1,915,062	2,134,028	—	58,200	4,840,623
Bernie Adcock(9) Former Chief Supply Chain Officer	2022	300,000	900	1,250,039	1,400,618	—	36,942	2,988,499
	2021	25,758	650,000	2,500,021	2,815,509	—	—	5,991,288
Deanna Jurgens(10) Former Global Chief Growth Officer and President, North America	2022	357,761	950	1,500,037	1,680,736	—	415,418	3,954,902
	2021	261,989	350,000	1,967,757	2,202,009	33,004	29,412	4,844,171

(1)Represents base salaries earned by each of the NEOs for the year indicated, prorated based on applicable start dates or termination dates during the year.
(2)    Amounts reported in this column represent: (a) for Mr. Kutua, a one-time retention bonus earned in 2022; (b) for Ms. Trask, a one-time bonus in recognition of her performance earned in 2022; and (c) for each NEO, an allowance that is intended to offset the cost of a cell phone and other electronic or work from home expenses.
(3)    The dollar amounts reported in this column represent the aggregate grant date fair value for financial statement reporting purposes of RSU awards granted under the 2018 Plan, as calculated in accordance with FASB ASC Topic 718. The grant date fair value of each RSU award is measured based on the closing price of our common stock on the date of grant excluding the impact of estimated forfeitures. These amounts do not represent the actual economic value that may be realized by the NEOs upon the vesting of the awards or the sale of the common stock underlying such awards. There can be no assurance that these reported amounts will ever be realized. For additional information on these awards, please see “Outstanding Equity Awards at 2022 Fiscal Year-End.”
(4)    The dollar amounts reported in this column represent the aggregate grant date fair value for financial statement reporting purposes of stock options granted under the 2018 Plan, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual economic value that may be realized by the NEOs upon the exercise of the awards or the sale of the
2023 Proxy Statement | | 69

EXECUTIVE COMPENSATION

common stock underlying such awards. There can be no assurance that these reported amounts will ever be realized. The valuation assumptions we used in calculating the fair value of these stock option awards are set forth in Note 9 to our consolidated financial statements included in our 2022 Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on these awards, please see “Outstanding Equity Awards at 2022 Fiscal Year-End.”
(5)    None of the NEOs received a performance bonus under our Bonus Plan in 2022.
(6)    The table set forth below under the heading “All Other Compensation” provides additional information regarding these amounts for 2022.
(7)    Messrs. Kutua and Ajami and Mses. Trask and Witteman were not named executive officers in 2020 and 2021 and, as a result, no disclosure is made for 2020 and 2021 in accordance with SEC rules.
(8)    Mr. Hardin was not a named executive officer prior to 2021 and, as a result, no disclosure is made for 2020 in accordance with SEC rules. Mr. Hardin’s employment with the company ended effective as of October 28, 2022.
(9)    Mr. Adcock was not a named executive officer prior to 2021 and, as a result, no disclosure is made for 2020 in accordance with SEC rules. Mr. Adcock’s employment with the company ended effective as of September 30, 2022.
(10)    Ms. Jurgens was not a named executive officer prior to 2021 and, as a result, no disclosure is made for 2020 in accordance with SEC rules. Ms. Jurgens' employment with the company ended effective as of October 17, 2022.

All Other Compensation
The following table provides information regarding all other compensation paid to each of our NEOs during fiscal 2022:

NAME	LIFE INSURANCE ($)(1)	401K MATCH ($)(2)	VACATION PAYOUT ($)(3)	SEVERANCE ($)(4)	COMMUTING EXPENSES ($)(5)	TOTAL ($)
Ethan Brown	1,932	12,200	—	—	—	14,132
Lubi Kutua	304	10,783	—	—	—	11,087
Dariush Ajami, PhD	860	11,333	—	—	—	12,193
Margaret “Jackie” Trask	2,861	12,200	—	—	—	15,061
Teri L. Witteman	1,167	12,200	—	—	—	13,367
Phil Hardin	601	12,200	19,467	—	—	32,268
Bernie Adcock	725	11,008	25,209	—	—	36,942
Deanna Jurgens	864	12,200	21,172	349,852	31,330	415,418

(1)The amounts shown reflect the imputed income for group term life insurance provided to our NEOs.
(2)The amounts shown reflect the company’s matching contributions under our 401(k) plan.
(3)The amounts shown reflect payments of accrued but not used vacation provided to the NEOs upon termination.
(4)The amount shown reflects the payment Ms. Jurgens received upon departure from the company as follows: (i) pursuant to the Jurgens Separation Agreement, a lump sum cash severance payment of $262,500 and an additional lump sum cash severance payment for COBRA premiums of $9,132; and (ii) in lieu of notice under the California WARN Act: two months of pay ($75,000), two months of company paid COBRA coverage (a value of $3,044), and a payment to cover one pay period of her co-pay amount for employee benefits (a value of $176).
(5)The amount shown reflects commuting expenses, including airfare, lodging, ground transportation and other expenses incurred in connection with commuting from Ms. Jurgens’ personal residence to the company’s headquarters.

70 | | 2023 Proxy Statement

EXECUTIVE COMPENSATION

Narrative Disclosure to Summary Compensation Table
Executive Employment Arrangements
Each of our NEOs is an at-will employee. Following is a description of the key terms of the employment agreements and offer letters (as applicable) with each of our NEOs, other than Dr. Ajami who does not have an employment agreement or offer letter with the company.
Ethan Brown
In January 2019, we entered into an amended and restated employment agreement with Mr. Brown. Pursuant to this agreement, Mr. Brown’s annual base salary was initially set at $500,000 and he is eligible for an annual target bonus opportunity which, for 2019, was 50% of his base salary, and certain change in control benefits. In February 2020, our human capital management and compensation committee increased this annual target bonus opportunity to 100% of Mr. Brown’s base salary in light of competitive peer group data as well as other factors considered by our human capital management and compensation committee. For additional information on the severance benefits to which Mr. Brown is entitled, please see “Potential Payments Upon Termination or Change in Control.”
Lubi Kutua
In November 2022, we entered into a restated offer letter with Mr. Kutua in connection with his promotion to Chief Financial Officer and Treasurer. Pursuant to the restated offer letter, Mr. Kutua’s annual base salary is set at $370,000, and he is eligible for an annual target bonus opportunity which, for 2022, was 60% of his base salary. For additional information on the severance benefits to which Mr. Kutua is entitled, please see “Potential Payments Upon Termination or Change in Control.”
Pursuant to the restated offer letter, Mr. Kutua received certain equity awards which were granted in 2022 and are set forth below in the “Grants of Plan-Based Awards in 2022” table.
Margaret “Jackie” Trask
In February 2021, we entered into an offer letter with Ms. Trask. Pursuant to the offer letter, Ms. Trask’s annual base salary was initially set at $400,000, and she is eligible for an annual target bonus opportunity which, for 2021, was 50% of her base salary, prorated based on the number of days she was employed by us in 2021. In light of competitive peer group data, as well as other factors considered by our human capital management and compensation committee, effective April 1, 2022 Ms. Trask’s base salary was increased to $415,000 and her annual target bonus opportunity was increased to 60%. For additional information on the severance benefits to which Ms. Trask is entitled, please see “Potential Payments Upon Termination or Change in Control.”
Teri L. Witteman
In April 2019, we entered into an offer letter with Ms. Witteman. Pursuant to the offer letter, Ms. Witteman’s annual base salary was initially set at $300,000 and she is eligible for an annual target bonus opportunity, which for 2019, was 50% of her base salary, prorated based on the number of days she was employed by us in 2019. In light of competitive peer group data, as well as other factors taken into account by our human capital management and compensation committee, effective April 1, 2022 Ms. Witteman’s base salary was increased to $400,000 and her annual target bonus opportunity was increased to 60%. For additional information on the change in control severance benefits to which Ms. Witteman is entitled, please see “Potential Payments Upon Termination or Change in Control.”
2023 Proxy Statement | | 71

EXECUTIVE COMPENSATION

Phil Hardin
In June 2021, we entered into an offer letter with Mr. Hardin. Pursuant to the offer letter, Mr. Hardin’s annual base salary was initially set at $440,000, and he was eligible for an annual target bonus opportunity which, for 2021 and 2022, was 60% of his base salary (for 2021, the target bonus opportunity was prorated based on the number of days he was employed by us in 2021). In light of competitive peer group data, as well as other factors considered by our human capital management and compensation committee, effective April 1, 2022 Mr. Hardin’s base salary was increased to $455,000.
Pursuant to the offer letter, Mr. Hardin received certain equity awards which were granted in 2022 and are set forth below in the “Grants of Plan-Based Awards in 2022” table. All unvested options and RSUs were forfeited effective as of October 28, 2022 upon Mr. Hardin’s departure from the company.
Mr. Hardin’s offer letter and change in control severance agreement with the company terminated effective as of October 28, 2022 upon his departure from the company.
Bernie Adcock
In November 2021, we entered into an offer letter with Mr. Adcock. Pursuant to the offer letter, Mr. Adcock’s annual base salary was initially set at $400,000, and he was eligible for an annual target bonus opportunity starting in 2022, of 75% of his base salary.
In connection with the commencement of Mr. Adcock’s employment, we paid Mr. Adcock (a) a cash sign-on bonus of $350,000, (b) a one-time “settling-in” payment of $200,000, and (c) a relocation payment of $100,000, in each case in 2022, which were each subject to prorated repayment in the event that Mr. Adcock’s employment terminated for any reason prior to the one-year anniversary of his start date. In addition, pursuant to his offer letter, Mr. Adcock was entitled to an additional sign-on cash bonus equal to $100,000 within 30 days following the first annual anniversary of his start date, subject to clawback on a prorated basis if Mr. Adcock terminated employment with the company for any reason prior to the two-year anniversary of his start date. Following his resignation, Mr. Adcock reimbursed the company $122,877 pursuant to these clawback provisions.
Pursuant to the offer letter, Mr. Adcock received certain equity awards which were granted in 2022 and are set forth below in the “Grants of Plan-Based Awards in 2022” table. All unvested options and RSUs were forfeited effective as of September 30, 2022 upon Mr. Adcock’s departure from the company.
Mr. Adcock’s offer letter and change in control severance agreement with the company terminated effective as of September 30, 2022 upon his departure from the company.
Deanna Jurgens
In April 2021, we entered into an offer letter with Ms. Jurgens. Pursuant to the offer letter, Ms. Jurgens’ annual base salary was initially set at $435,000, and she was eligible for an annual target bonus opportunity which, for 2021, was 100% of her base salary, prorated based on the number of days she was employed by us in 2021. In light of competitive peer group data, as well as other factors considered by our human capital management and compensation committee, effective April 1, 2022 Ms. Jurgens' base salary was increased to $450,000.
Ms. Jurgens received certain equity awards which were granted in 2022 and are set forth below in the “Grants of Plan-Based Awards in 2022" table. All unvested options and RSUs were forfeited effective as of October 17, 2022 upon Ms. Jurgens' departure from the company.
72 | | 2023 Proxy Statement

EXECUTIVE COMPENSATION

Ms. Jurgens' offer letter and change in control severance agreement with the company terminated effective as of October 17, 2022 upon her departure from the company. Ms. Jurgens received certain payments pursuant to the Jurgens Separation Agreement as described below under the heading “Potential Payments Upon Termination or Change in Control.”
401(k) Plan
We maintain a defined contribution retirement plan for our eligible U.S. employees. Participants may make pre‑tax contributions to the plan from their eligible earnings, and we may make matching contributions and profit sharing contributions to eligible participants, in each case, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code (the “Code”). Effective January 1, 2022, we increased matching contributions under the 401(k) plan to a safe harbor match of 100% of the first 4% of employee contributions. We previously offered, including in 2021, matching contributions under the 401(k) plan equal to up to 50% of employee contribution to a maximum of $3,000. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The plan is intended to be qualified under Section 401(a) of the Code, and the plan’s trust is intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified 401(k) plan, contributions to the 401(k) plan and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. The table set forth above under the heading “All Other Compensation” provides additional information regarding 401(k) plan matching contributions made to our NEOs in 2022.
2023 Proxy Statement | | 73

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards in 2022
The following table shows for the year ended December 31, 2022, certain information regarding grants of plan-based awards to our NEOs.

NAME	GRANT DATE(1)	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(2)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)(3)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)(4)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(5)
Ethan Brown	03/01/2022	62,211	124,421	47.42	6,255,489
Lubi Kutua	03/01/2022	2,900	5,800	47.42	291,604
	11/15/2022	53,866	107,732	15.78	1,862,223
Dariush Ajami, PhD	03/01/2022	21,089	42,177	47.42	2,120,539
Margaret “Jackie” Trask	03/01/2022	10,545	21,089	47.42	1,060,307
Teri L. Witteman	03/01/2022	10,545	21,089	47.42	1,060,307
Phil Hardin	03/01/2022	31,633	63,265	47.42	3,180,773
Bernie Adcock	03/01/2022	26,361	52,721	47.42	2,650,657
Deanna Jurgens	03/01/2022	31,633	63,265	47.42	3,180,773

(1)    The grant date is also the date of approval for all awards shown in the table.
(2)    The stock options granted to Mr. Brown on March 1, 2022 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on February 28, 2026. The stock options granted to Mr. Kutua on March 1, 2022 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on February 28, 2026. The stock options granted to Mr. Kutua on November 15, 2022 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on October 13, 2026. The stock options granted to Dr. Ajami on March 1, 2022 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on February 28, 2026. The stock options granted to Ms. Trask on March 1, 2022 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on February 28, 2026. The stock options granted to Ms. Witteman on March 1, 2022 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on February 28, 2026. The stock options granted to Mr. Hardin on March 1, 2022 were to vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter; provided, however they were forfeited effective October 28, 2022 upon Mr. Hardin’s departure from the company. The stock options granted to Mr. Adcock on March 1, 2022 were to vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter; provided, however, they were forfeited effective September 30, 2022 upon Mr. Adcock’s departure from the company. The stock options granted to Ms. Jurgens on March 1, 2022 were to vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month
74 | | 2023 Proxy Statement

EXECUTIVE COMPENSATION

thereafter; provided, however, they were forfeited effective October 17, 2022 upon Ms. Jurgens' departure from the company. Each award is subject to the NEO’s continued employment through the applicable vesting date for each respective person and subject to acceleration in the event of certain terminations of employment in connection with a change in control of the company.
(3)    The RSUs granted to Mr. Brown on March 1, 2022 vest as to 1/16th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter, and will become fully vested on February 28, 2026. The RSUs granted to Mr. Kutua on March 1, 2022 vest as to 1/16th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter, and will become fully vested on February 28, 2026. The RSUs granted to Mr. Kutua on November 15, 2022 vest as to 1/16th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter, and will become fully vested on October 13, 2026. The RSUs granted to Dr. Ajami on March 1, 2022 vest as to 1/16th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter, and will become fully vested on February 28, 2026. The RSUs granted to Ms. Trask on March 1, 2022 vest as to 1/16th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter, and will become fully vested on February 28, 2026. The RSUs granted to Ms. Witteman on March 1, 2022 vest as to 1/16th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter, and will become fully vested on February 28, 2026. The RSUs granted to Mr. Hardin on March 1, 2022 were to vest as to 1/16th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter; provided, however, they were forfeited effective October 28, 2022 upon Mr. Hardin’s departure from the company. The RSUs granted to Mr. Adcock on March 1, 2022 were to vest as to 1/16th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter; provided, however, they were forfeited effective September 30, 2022 upon Mr. Adcock’s departure from the company. The RSUs granted to Ms. Jurgens on March 1, 2022 were to vest as to 1/16th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter; provided, however, they were forfeited effective October 17, 2022 upon Ms. Jurgens' departure from the company. Each award is subject to the continued employment through the applicable vesting date for each respective person and each award is subject to acceleration in the event of certain terminations of employment in connection with a change in control of the company.
(4)    The exercise price of the stock option awards is equal to the closing price of our common stock as quoted on the Nasdaq Global Select Market on the grant date.
(5)    The dollar amounts shown in this column represent the aggregate grant date fair values for financial statement reporting purposes of RSU awards and stock options granted in 2022 under the 2018 Plan as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual economic value that may be realized by the NEOs upon the exercise of the awards or the sale of the common stock underlying such awards. There can be no assurance that these reported amounts will ever be realized. The valuation assumptions we used in calculating the fair value of the stock option awards are set forth in Note 9 to our consolidated financial statements included in our 2022 Form 10-K.

2023 Proxy Statement | | 75

EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2022 Fiscal Year-End
The following table provides information regarding the unexercised stock options and unvested RSUs held by each NEO as of December 31, 2022:
Outstanding Equity Awards at 2022 Fiscal Year-End

	OPTION AWARDS(1)						STOCK AWARDS(1)
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)		OPTION EXERCISE PRICE ($)(2)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(3)
Ethan Brown	201,280	(4)	—		0.65	8/25/2023		—	—
	966,006	(5)	—		0.93	1/21/2025		—	—
	301,960	(6)	—		0.95	7/19/2026		—	—
	332,157	(7)	—		3.00	5/29/2028		—	—
	483,749	(8)	56,251	(8)	25.00	4/30/2029		—	—
	32,721	(9)	14,875	(9)	96.10	3/2/2030		—	—
	17,153	(10)	22,055	(10)	142.45	3/12/2031		—	—
	—		124,421	(11)	47.42	3/1/2032		—	—
	—		—		—	—	7,437	(12)	91,549
	—		—		—	—	11,028	(13)	135,755
	—		—		—	—	62,211	(14)	765,817
Lubi Kutua	15,079	(15)	973	(15)	20.02	4/2/2029		—	—
	1,423	(16)	855	(16)	96.10	3/2/2030		—	—
	1,060	(17)	1,364	(17)	142.45	3/12/2031		—	—
	483	(18)	810	(18)	130.32	8/9/2031		—	—
	—		5,800	(19)	47.42	3/1/2032		—	—
	—		107,732	(20)	15.78	11/15/2032		—	—
	—		—		—	—	428	(21)	5,269
	—		—		—	—	682	(22)	8,395
	—		—		—	—	405	(23)	4,986
	—		—		—	—	198	(24)	2,437
	—		—		—	—	2,900	(25)	35,699
	—		—		—	—	53,866	(26)	663,090
Dariush Ajami, PhD	46,669	(27)	—		17.03	10/23/2028		—	—
	46,875	(28)	—		17.03	11/24/2028		—	—
	89,583	(29)	10,417	(29)	25.00	4/30/2029		—	—
	13,937	(30)	6,336	(30)	96.10	3/2/2030		—	—
	6,237	(31)	8,021	(31)	142.45	3/12/2031		—	—
	552	(32)	552	(32)	63.42	12/13/2031		—	—
	—		42,177	(33)	47.42	3/1/2032		—	—
	—		—		—	3/2/2030	3,168	(34)	38,998
	—		—		—	3/12/2031	4,011	(35)	49,375
	—		—		—	12/13/2031	276	(36)	3,398
	—		—		—	3/1/2032	21,089	(37)	259,606
Margaret “Jackie” Trask	2,901	(38)	3,731	(38)	102.51	5/17/2031		—	—
	3,391	(39)	4,360	(39)	64.51	12/10/2031		—	—
	473	(40)	474	(40)	63.42	12/13/2031		—	—
	—		21,089	(41)	47.42	3/1/2032		—	—
	—		—		—	—	1,866	(42)	22,970
	—		—		—	—	2,181	(43)	26,848
	—		—		—	—	237	(44)	2,917
	—		—		—	—	10,545	(45)	129,809
Teri L. Witteman	111,979	(46)	13,021	(46)	168.10	6/9/2029		—	—
	7,346	(47)	4,408	(47)	96.10	3/2/2030		—	—
	3,118	(48)	4,011	(48)	142.45	3/12/2031		—	—
	442	(49)	442	(49)	63.42	12/13/2031		—	—
	—		21,089	(50)	47.42	3/1/2032		—	—
	—		—		—	—	7,812	(51)	96,166
	—		—		—	—	2,203	(52)	27,119
76 | | 2023 Proxy Statement

EXECUTIVE COMPENSATION

	—		—	—	—	2,006	(53)	24,694
	—		—	—	—	221	(54)	2,721
	—		—	—	—	10,545	(55)	129,809
Phil Hardin	8,992	(56)	—	130.32	1/28/2023		—	—
	315	(57)	—	63.42	1/28/2023		—	—
Bernie Adcock	—		—	—	—		—	—
Deanna Jurgens	5,385	(58)	—	130.32	1/17/2023		—	—
	9,042	(59)	—	64.51	1/17/2023		—	—
	315	(60)	—	63.42	1/17/2023		—	—

(1)    Equity awards granted prior to April 30, 2019 were granted under our 2011 Equity Incentive Plan (“2011 Plan”) and equity awards granted on or after April 30, 2019 were granted under our 2018 Plan. Our 2011 Plan was amended and restated as our 2018 Plan, which became effective on April 30, 2019, the day immediately prior to the date on which our registration statement in connection with our IPO was declared effective by the SEC. The terms of the 2011 Plan continue to govern the terms and conditions of the outstanding awards previously granted thereunder. All vesting is subject to the individual’s continuous service with us through the vesting dates and the potential vesting acceleration described below under “Potential Payments Upon Termination or Change in Control.”
(2)    Option exercise price for awards granted prior to April 30, 2019 under the 2011 Plan represents the fair market value of a share of our common stock as determined by our board of directors in accordance with Section 409A of the Code or, in the case of incentive stock options, in compliance with Section 422 of the Code. Option exercise price for awards granted on May 1, 2019 is $25.00 per share, which was equal to the initial public offering price of our common stock in the IPO. Option exercise price for awards granted after May 1, 2019 is based on the closing sales price for our common stock on the Nasdaq Global Select Market on the date of grant.
(3)    The market value of unvested stock awards is calculated by multiplying the number of unvested units held by the applicable NEO by the closing sales price of our common stock on December 30, 2022, the last trading day of the year, which was $12.31.
(4)    One-fourth of the shares subject to this stock option vested on May 26, 2014 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2022.
(5)    One-fourth of the shares subject to this stock option vested on June 19, 2015 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2022.
(6)    One-fourth of the shares subject to this stock option vested on July 20, 2017 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2022.
(7)    One-fourth of the shares subject to this stock option vested on August 3, 2018 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2022.
(8)    One-fourth of the shares subject to this stock option vested on May 1, 2020 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(9)    One-forty-eighth of the shares subject to this stock option vested on April 2, 2020 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.
(10)    One-forty-eighth of the shares subject to this stock option vested on April 12, 2021 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.
(11)    One-fourth of the shares subject to this stock option vested on February 28, 2023 and the remainder of the grant will vest in thirty-six equal monthly installments thereafter.
(12)    One-sixteenth of the shares subject to this RSU grant vested on June 2, 2020 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
2023 Proxy Statement | | 77

EXECUTIVE COMPENSATION

(13)    One-sixteenth of the shares subject to this RSU grant vested on June 12, 2021 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(14)    One-sixteenth of the shares subject to this RSU grant vested on February 28, 2023 and the remainder of the grant will vest in fifteen equal quarterly installments thereafter.
(15)    One-fourth of the shares subject to this stock option vested on January 7, 2020 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2022.
(16)    One-forty-eighth of the shares subject to this stock option vested on April 2, 2020 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.
(17)    One-forty-eighth of the shares subject to this stock option vested on April 12, 2021 and the remainder of the grant will vest in forty-seven equal monthly installments thereafter.
(18)    One-forty-eighth of the shares subject to this stock option vested on August 9, 2021 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.
(19)    One-fourth of the shares subject to this stock option vested on February 28, 2023 and the remainder of the grant will vest in thirty-six equal monthly installments thereafter.
(20)    One-fourth of the shares subject to this stock option will vest on October 13, 2023 and the remainder of the grant will vest in thirty-six equal monthly installments thereafter.
(21)    One-sixteenth of the shares subject to this RSU grant vested on June 2, 2020 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(22)    One-sixteenth of the shares subject to this RSU grant vested on June 12, 2021 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(23)    One-sixteenth of the shares subject to this RSU grant vested on September 16. 2021 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(24)    One-fourth of the shares subject to this RSU grant vested on June 13, 2022 and the remainder of the grant vested or will vest in three equal half-yearly installments thereafter.
(25)    One-fourth of the shares subject to this RSU grant vested on February 28, 2023 and the remainder of the grant will vest in twelve equal quarterly installments thereafter.
(26)    One-fourth of the shares subject to this RSU grant will vest on October 13, 2023 and the remainder of the grant will vest in twelve equal quarterly installments thereafter.
(27)    One-fourth of the shares subject to this stock option vested on July 16, 2019 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2022.
(28)    One-fourth of the shares subject to this stock option vested on July 16, 2019 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2022.
(29)    One-fourth of the shares subject to this stock option vested on May 1, 2020 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(30)    One-forty-eighth of the shares subject to this stock option vested on April 2, 2020 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.
(31)    One-forty-eighth of the shares subject to this stock option vested on April 12, 2021 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.
(32)    One-fourth of the shares subject to this stock option vested on June 13, 2022 and the remainder of the grant vested or will vest in three equal half-yearly installments thereafter.
78 | | 2023 Proxy Statement

EXECUTIVE COMPENSATION

(33)    One-fourth of the shares subject to this stock option vested on February 28, 2023 and the remainder of the grant will vest in thirty-six equal monthly installments thereafter.
(34)    One-sixteenth of the shares subject to this RSU grant vested on June 2, 2020 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(35)    One-sixteenth of the shares subject to this RSU grant vested on June 12, 2021 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(36)    One-fourth of the shares subject to this RSU grant vested on June 13, 2022 and the remainder of the grant vested or will vest in three equal half-yearly installments thereafter.
(37)    One-fourth of the shares subject to this RSU grant vested on February 28, 2023 and the remainder of the grant will vest in twelve equal quarterly installments thereafter.
(38)    One-fourth of the shares subject to this stock option vested on March 22, 2022 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(39)    One-fourth of the shares subject to this stock option will vest on March 22, 2022 and the remainder of the grant will vest in thirty-six equal monthly installments thereafter.
(40)    One-fourth of the shares subject to this stock option vested on June 13, 2022 and the remainder of the grant vested or will vest in three equal half-yearly installments thereafter.
(41)    One-fourth of the shares subject to this stock option vested on February 28, 2023 and the remainder of the grant will vest in thirty-six equal monthly installments thereafter.
(42)    One-fourth of the shares subject to this RSU grant vested on March 22, 2022 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(43)    One-fourth of the shares subject to this RSU grant vested on March 22, 2022 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(44)    One-fourth of the shares subject to this RSU grant vested on June 13, 2022 and the remainder of the grant vested or will vest in three equal half-yearly installments thereafter.
(45)    One-fourth of the shares subject to this RSU grant vested on February 28, 2023 and the remainder of the grant will vest in twelve equal quarterly installments thereafter.
(46)    One-fourth of the shares subject to this stock option vested on May 20, 2020 and the remainder of the grant vested and will vest in thirty-six equal monthly installments thereafter.
(47)    One-forty-eighth of the shares subject to this stock option vested on April 2, 2020 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.
(48)    One-forty-eighth of the shares subject to this stock option vested on April 12, 2021 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.
(49)    One-fourth of the shares subject to this stock option vested on June 13, 2022 and the remainder of the grant vested or will vest in three equal half-yearly installments thereafter.
(50)    One-fourth of the shares subject to this stock option vested on February 28, 2023 and the remainder of the grant will vest in thirty-six equal monthly installments thereafter.
(51)    One-fourth of the shares subject to this RSU grant vested on May 20, 2020 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(52)    One-sixteenth of the shares subject to this RSU grant vested on June 2, 2020 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
2023 Proxy Statement | | 79

EXECUTIVE COMPENSATION

(53)    One-sixteenth of the shares subject to this RSU grant vested on June 12, 2021 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(54)    One-fourth of the shares subject to this RSU grant vested on June 13, 2022 and the remainder of the grant vested or will vest in three equal half-yearly installments thereafter.
(55)    One-fourth of the shares subject to this RSU grant vested on February 28, 2023 and the remainder of the grant will vest in twelve equal quarterly installments thereafter.
(56) One-fourth of the shares subject to this stock option vested on July 12, 2022 and the remainder of the grant was to vest in thirty-six equal monthly installments thereafter. All unvested options were forfeited effective as of October 28, 2022 upon Mr. Hardin’s departure from the company. Vested and unexercised options were cancelled.
(57) One-fourth of the shares subject to this stock option vested on June 13, 2022 and the remainder of the grant was to vest in three equal half-yearly installments thereafter. All unvested options were forfeited effective as of October 28, 2022 upon Mr. Hardin’s departure from the company. Vested and unexercised options were cancelled.
(58) One-fourth of the shares subject to this stock option vested on May 25, 2022 and the remainder of the grant was to vest in thirty-six equal monthly installments thereafter. All unvested options were forfeited effective as of October 17, 2022 upon Ms. Jurgens' departure from the company. Vested and unexercised options were cancelled.
(59) One-fourth of the shares subject to this stock option vested on May 25, 2022 and the remainder of the grant was to vest in thirty-six equal monthly installments thereafter. All unvested options were forfeited effective as of October 17, 2022 upon Ms. Jurgens' departure from the company. Vested and unexercised options were cancelled.
(60) One-fourth of the shares subject to this stock option vested on June 13, 2022 and the remainder of the grant was to vest in three equal half-yearly installments thereafter. All unvested options were forfeited effective as of October 17, 2022 upon Ms. Jurgens' departure from the company. Vested and unexercised options were cancelled.

Option Exercises and Stock Vested in 2022
The following table provides information regarding the stock option exercises and stock vested for each NEO during the year ended December 31, 2022:

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)
Ethan Brown	—	—	10,851	283,374
Lubi Kutua	13,103	515,104	1,003	27,637
Dariush Ajami, PhD	27,690	1,310,686	4,593	118,435
Margaret “Jackie” Trask	—	—	3,382	120,570
Teri L. Witteman	—	—	18,501	524,695
Phil Hardin	—	—	4,653	126,582
Bernie Adcock	—	—	—	—
Deanna Jurgens	—	—	6,919	180,255

(1)The value realized on exercise represents the difference between the market price per share of our common stock at the time of exercise and the exercise price per share of the stock option.
(2)The value realized upon vesting of RSUs is calculated by multiplying the number of shares vested by the closing price of our common stock on the vest date.

80 | | 2023 Proxy Statement

EXECUTIVE COMPENSATION

Fiscal Year 2022 Pension Benefits
Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our NEOs are entitled to participate in or receive post-retirement benefits.
Fiscal Year 2022 Nonqualified Deferred Compensation
We do not currently maintain any nonqualified deferred compensation plans or arrangements under which our NEOs are entitled to participate.
Potential Payments Upon Termination or Change in Control
Certain NEOs are entitled to certain payments under an employment agreement or change in control severance agreement in the event such NEOs experience a qualifying termination or change in control.
Estimated Termination and Change in Control Payments
The table below provides information regarding the estimated value that may be realized by each of the NEOs in the event of the following:
•Termination other than for cause or resignation for good reason;
•Change in control where equity awards are assumed or substituted;
•Change in control where equity awards are not assumed or substituted; and
•Termination other than for cause or resignation for good reason in connection with a change in control.
The table does not include any information regarding the benefits available generally to salaried employees, such as distributions under our 401(k) plan. The NEOs are not entitled to receive payments or benefits upon a termination of employment due to death or disability that are not available generally to salaried employees.
2023 Proxy Statement | | 81

EXECUTIVE COMPENSATION

The amounts shown below assume that the applicable termination event or change in control event occurred on December 31, 2022. The amounts with respect to the unvested options and RSUs are based on the closing sales price of our common stock on December 30, 2022, the last trading day of the year, which was $12.31.

NAME	TYPE OF AWARD/PLAN	TERMINATION OTHER THAN FOR CAUSE OR RESIGNATION FOR GOOD REASON ($)	CHANGE IN CONTROL WHERE AWARDS ARE ASSUMED ($)	CHANGE IN CONTROL WHERE AWARDS ARE NOT ASSUMED ($)(1)(2)	TERMINATION OTHER THAN FOR CAUSE OR RESIGNATION FOR GOOD REASON IN CONNECTION WITH A CHANGE IN CONTROL ($)(2)(3)
Ethan Brown	Severance	—	—	—	750,000
	COBRA	—	—	—	43,830
	Options(4)	—	—	—	—
	RSUs(4)	—	—	993,122	993,122
Lubi Kutua	Severance	—	—	—	370,000
	COBRA	—	—	—	21,783
	Options	—	—	—	—
	RSUs(4)	—	—	719,876	719,876
Dariush Ajami, PhD	Severance	—	—	—	425,000
	COBRA	—	—	—	25,896
	Options(4)	—	—	—	—
	RSUs(4)	—	—	351,377	351,377
Margaret “Jackie” Trask	Severance	—	—	—	415,000
	COBRA	—	—	—	20,487
	Options(4)	—	—	—	—
	RSUs(4)	—	—	182,545	182,545
Teri L. Witteman	Severance	—	—	—	400,000
	COBRA	—	—	—	15,472
	Options(4)	—	—	—	—
	RSUs(4)	—	—	280,508	280,508
Phil Hardin(5)	Severance	—	—	—	—
	COBRA	—	—	—	—
	Options	—	—	—	—
	RSUs	—	—	—	—
Bernie Adcock(6)	Severance	—	—	—	—
	COBRA	—	—	—	—
	Options	—	—	—	—
	RSUs	—	—	—	—
Deanna Jurgens(7)	Severance	—	—	—	—
	COBRA	—	—	—	—
	Options	—	—	—	—
	RSUs	—	—	—	—

(1)Each change in control severance agreement (or employment agreement in the case of Mr. Brown) provides that if the successor to the company or any affiliate of such successor does not agree to assume, substitute or otherwise continue any then outstanding equity awards at the time of a change in control, then 100% of the then-unvested shares subject to the equity awards will fully vest and, if applicable, become exercisable, as of immediately prior to, and contingent upon, the consummation of such change in control, regardless of whether the executive’s employment with the company (or any parent, subsidiary or successor of the company) continues or terminates unless such termination is due to the executive’s resignation without good reason or by the company for cause.
(2)Each change in control severance agreement contains a “better after-tax” provision, which provides that if any of the payments to the executive constitutes a parachute payment under Section 280G of the Code, the payments will either be
82 | | 2023 Proxy Statement

EXECUTIVE COMPENSATION

(i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code. The amounts set forth in this table do not reflect the application of the “better after-tax” provision.
(3)Each change in control severance agreement (or employment agreement in the case of Mr. Brown) provides that if, within the period beginning three months prior to, and ending eighteen months following, a change in control (as defined in the applicable agreement), the company (or any parent, subsidiary or successor of the company) terminates such executive’s employment without cause or such officer resigns for good reason (as such terms are defined in the applicable agreement), such executive will be entitled to receive (i) a lump-sum cash payment equal to eighteen months of his then-current base salary in the case of Mr. Brown and twelve months of his or her then-current base salary in the case of Messrs. Kutua and Ajami and Mses. Trask and Witteman, (ii) a lump-sum cash payment equal to the COBRA premiums that would be due for COBRA coverage (assuming such coverage is elected) for a period of eighteen months in the case of Mr. Brown and twelve months in the case of Messrs. Kutua and Ajami and Mses. Trask and Witteman, and (iii) 100% immediate vesting acceleration of all of the shares of our common stock underlying any then-outstanding unvested stock options and other unvested equity awards that are subject to time-based vesting.
(4)The value for stock option awards is calculated by multiplying (i) the number of unvested shares that would be subject to an acceleration of vesting by (ii) the difference between $12.31 (the per share closing stock price on December 30, 2022) and the exercise price of the applicable stock options. The value for RSU awards is calculated by multiplying (i) the number of unvested shares that would be subject to an acceleration of vesting by (ii) $12.31 (the per share closing stock price on December 30, 2022).
(5)Mr. Hardin departed the company effective as of October 28, 2022 and is not entitled to any benefits upon a change in control of the company.
(6)Mr. Adcock departed the company effective as of September 30, 2022 and is not entitled to any benefits upon a change in control of the company.
(7)Ms. Jurgens departed the company effective as of October 17, 2022 and is not entitled to any benefits upon a change in control of the company. Ms. Jurgens received certain payments pursuant to the Jurgens Separation Agreement as described below under the heading “Jurgens Separation Agreement.”

Jurgens Separation Agreement
As part of a reduction in force, the employment of Ms. Jurgens, the company’s former Global Chief Growth Officer and President, North America, ended in October 2022. In connection with her departure, on December 4, 2022, the company and Ms. Jurgens entered into the Jurgens Separation Agreement pursuant to which the company agreed to pay Ms. Jurgens on or before December 31, 2022 a lump sum cash severance payment of $262,500, and an additional lump sum cash severance payment for COBRA premiums of $9,132, in each case, less applicable withholdings and deductions. The Jurgens Separation Agreement contains a general waiver and release of all claims by Ms. Jurgens in favor of the company and certain parties related to the company, as well as other covenants and agreements customary for agreements of this nature. In addition to the severance payments under the Jurgens Separation Agreement, as part of the reduction in force, Ms. Jurgens also received the following, in lieu of notice under the California WARN Act: two months of pay ($75,000), two months of company paid COBRA coverage (a value of $3,044), and a payment to cover one pay period of her co-pay amount for employee benefits (a value of $176).
2023 Proxy Statement | | 83

EXECUTIVE COMPENSATION

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the company. For further information concerning the company’s variable pay for performance philosophy and how the company aligns executive compensation with the company’s performance, refer to “Compensation Discussion and Analysis.”

YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR PEO ($)(1)	COMPENSATION ACTUALLY PAID TO PEO ($)(2)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NEOs ($)(3)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NEOs ($)(4)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:		NET LOSS ($) (MILLIONS)(7)	NET REVENUES ($) (MILLIONS)(8)
					TOTAL SHAREHOLDER RETURN ($)(5)	PEER GROUP TOTAL SHAREHOLDER RETURN ($)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	6,770,871	(6,453,862)	2,656,373	(1,154,132)	16.28	136.87	(366.1)	418.9
2021	6,572,625	(8,778,700)	5,782,695	4,365,316	86.19	138.63	(182.1)	464.7
2020	5,333,325	36,691,835	3,061,853	10,499,584	165.34	119.76	(52.8)	406.8

(1)Summary Compensation Table Total for PEO: the dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Brown (our Founder, President and Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table.
(2)Compensation Actually Paid to PEO: the dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Brown, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Brown during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Brown’s total compensation for each year to determine the compensation actually paid:

YEAR	REPORTED SUMMARY COMPENSATION TABLE TOTAL FOR PEO($)	REPORTED VALUE OF EQUITY AWARDS ($)(a)	EQUITY AWARD ADJUSTMENTS ($)(b)	COMPENSATION ACTUALLY PAID TO PEO($)
2022	6,770,871	(6,255,489)	(6,969,244)	(6,453,862)
2021	6,572,625	(5,888,273)	(9,463,052)	(8,778,700)
2020	5,333,325	(4,830,325)	36,188,835	36,691,835

(a) The grant date fair value of equity awards represents the total of any amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b) The equity award adjustments for each applicable fiscal year include the addition (or subtraction, as applicable) of the following:
(i) the year-end fair value (computed consistent with the methodology used for share-based payments under U.S. GAAP) of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year;
(ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year;
(iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date;
84 | | 2023 Proxy Statement

EXECUTIVE COMPENSATION

(iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value;
(v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and
(vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.
The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

YEAR	(i) YEAR END FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS ($)	(ii) YEAR OVER YEAR CHANGE IN FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS ($)	(iii) FAIR VALUE AS OF VESTING DATE OF EQUITY AWARDS GRANTED AND VESTED IN THE YEAR ($)	(iv) YEAR OVER YEAR CHANGE IN FAIR VALUE OF EQUITY AWARDS GRANTED IN PRIOR YEARS THAT VESTED IN THE YEAR ($)	TOTAL EQUITY AWARD ADJUSTMENTS ($)
2022	1,479,685	(4,245,608)	0	(4,203,321)	(6,969,244)
2021	1,939,794	(13,048,744)	830,244	815,654	(9,463,052)
2020	5,311,236	17,536,085	1,292,640	12,048,874	36,188,835

(3)Average Summary Compensation Table Total for Non-PEO NEOs: the dollar amounts reported in column (d) represent the average of the amounts reported for the company’s NEOs as a group (excluding Mr. Brown who has served as our President and Chief Executive Officer since the company’s inception in 2009) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Brown) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Messrs. Hardin, Adcock, Kutua and Ajami and Mses. Witteman, Jurgens and Trask; (ii) for 2021, Messrs. Nelson, Hardin, Schultz, Ramsey and Adcock and Ms. Jurgens; and (iii) for 2020, Messrs. Shah, Nelson and Muth and Ms. Kronauge.
(4)Average Compensation Actually Paid to Non-PEO NEOs: the dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Brown), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Brown) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Brown) for each year to determine the compensation actually paid, using the same methodology described above in footnote (2):

YEAR	AVERAGE REPORTED SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NEOS ($)	AVERAGE REPORTED VALUE OF EQUITY AWARDS ($)	AVERAGE EQUITY AWARD ADJUSTMENTS ($)(a)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NEOS ($)
2022	2,656,373	(2,201,026)	(1,609,479)	(1,154,132)
2021	5,782,695	(5,257,003)	3,839,623	4,365,316
2020	3,061,853	(2,678,822)	10,116,553	10,499,584

2023 Proxy Statement | | 85

EXECUTIVE COMPENSATION

(a) The amounts deducted or added in calculating the total average equity award adjustments are as follows:

YEAR	(i) AVERAGE YEAR END FAIR VALUE OF EQUITY AWARDS ($)	(ii) YEAR OVER YEAR AVERAGE CHANGE IN FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS ($)	(iii) AVERAGE FAIR VALUE AS OF VESTING DATE OF EQUITY AWARDS GRANTED AND VESTED IN THE YEAR ($)	(iv) YEAR OVER YEAR AVERAGE CHANGE IN FAIR VALUE OF EQUITY AWARDS GRANTED IN PRIOR YEARS THAT VESTED IN THE YEAR ($)	TOTAL AVERAGE EQUITY AWARD ADJUSTMENTS ($)
2022	457,139	(1,312,497)	0	(754,121)	(1,609,479)
2021	4,693,472	(888,213)	8,903	25,461	3,839,623
2020	2,284,936	4,016,610	1,091,783	2,723,224	10,116,553

(5)Total Shareholder Return (“TSR”): cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the company’s share price at the end and the beginning of the measurement period, by the company’s share price at the beginning of the measurement period.
(6)Peer Group Total Shareholder Return: represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P Food and Beverage Select Industry Index.
(7)Net Loss: the dollar amounts reported represent the amount of Net loss reflected in the company’s audited consolidated financial statements for the applicable year.
(8)Net revenues was selected as the third metric to be included in the disclosure (as the Company Selected Measure). We generate net revenues primarily from sales of our products to our customers across mainstream grocery, mass merchandiser, club store, convenience store and natural retailer channels, and various food-away-from-home channels, including restaurants, foodservice outlets and schools, mainly in the United States. We routinely offer sales discounts and promotions through various programs to customers and consumers. These programs include rebates, temporary on-shelf price reductions, off-invoice discounts, retailer advertisements, product coupons and other trade activities. The expense associated with these discounts and promotions is estimated and recorded as a reduction in total gross revenues in order to arrive at reported net revenues. Please refer to our consolidated financial statements and the related notes thereto included in our 2022 Form 10-K for more information.
We use net revenues as a financial performance measure in determining cash incentive payments under the Bonus Plan for our NEOs. Net revenues incentivizes revenue growth and rewards efforts to expand our business. The company has determined that net revenues is the financial performance measure that, in the company’s assessment, represents the most important performance measure used by the company to link compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to company performance.

86 | | 2023 Proxy Statement

EXECUTIVE COMPENSATION

Tabular List of Financial Performance Measures
As described in greater detail in “Compensation Discussion and Analysis,” the company’s executive compensation program reflects a variable pay for performance philosophy. The metrics that the company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the company to link executive compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to the company’s performance are as follows:
•Net revenues
•Adjusted EBITDA

•Market Share
•TSR

Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in the section “Compensation Discussion and Analysis,” the company’s executive compensation program reflects a variable pay for performance philosophy. While the company utilizes various performance measures to align executive compensation with company performance, all of those company measures are not presented in the Pay Versus Performance table. Moreover, the company generally seeks to incentivize long-term performance, and therefore does not specifically align the company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year.
In accordance with Item 402(v) of Regulation S-K, the company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table. As shown in the graphs below, the relationship between Compensation Actually Paid to the PEO and the Average Compensation Actually Paid to the NEOs other than the PEO in fiscal 2020, 2021 and 2022 to each of (i) TSR, (ii) net loss and (iii) net revenues demonstrates that such compensation fluctuates in line with performance.
2023 Proxy Statement | | 87

EXECUTIVE COMPENSATION

Compensation Actually Paid and Cumulative TSR

88 | | 2023 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Actually Paid and Net Loss

Compensation Actually Paid and Net Revenues

2023 Proxy Statement | | 89

EXECUTIVE COMPENSATION

CEO Pay Relative to Median Pay of Our Employees
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to provide the ratio of annual total compensation of Mr. Brown, our Chief Executive Officer, for fiscal year 2022, to the annual total compensation of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For fiscal year 2022, the ratio of annual total compensation of the CEO to the median employee is 100:1.
In 2021, in accordance with Item 402(u), we used the following methodology to identify our median employee:
•We collected the annual base salaries and target annual incentives of all regular full-time and part-time employees globally as of December 15, 2021;
•We converted all international currencies into U.S. dollars; and
•We used annual target total cash compensation (inclusive of base salary and annual cash incentives at target) as of December 15, 2021 as our consistently applied compensation measure to identify a small group of employees with the same target total cash compensation, all of whom are at about the median of all our employees. We then selected the individual whose actual fiscal 2021 compensation was closest to the average of this group.
The median employee from 2021 is still an active employee who has not had any material changes in pay. For 2022, we used the same employee as in 2021.
We calculated fiscal year 2022 annual total compensation for both Mr. Brown and the median employee using the same definition set forth in the “Summary Compensation Table” within the “Executive Compensation” section. The ratio was then determined by dividing the total compensation as calculated in the “Summary Compensation Table” within the “Executive Compensation” section for Mr. Brown by the total compensation for the median employee.

POSITION	SALARY ($)	BONUS ($)	ANNUAL INCENTIVES ($)	EQUITY AWARDS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Chief Executive Officer	500,050	1,200	—	6,255,489	14,132	6,770,871
Median Employee	64,242	1,200	—	—	2,226	67,668
					Pay Ratio:	100:1

90 | | 2023 Proxy Statement

EXECUTIVE COMPENSATION

Equity Compensation Plan Information
Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth information concerning our equity compensation plans as of December 31, 2022:

PLAN CATEGORY(1)	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(2) (a)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(3) (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))(4) (c)
Equity compensation plans approved by stockholders	4,993,246	25.58	10,261,417
Equity compensation plans not approved by stockholders	—	—	—
Total	4,993,246	25.58	10,261,417

(1)Equity compensation plans approved by stockholders include our 2018 Plan and the Beyond Meat, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”).
Equity awards granted prior to April 30, 2019 were granted under our 2011 Plan and equity awards granted on or after April 30, 2019 were granted under our 2018 Plan. Our 2011 Plan was amended and restated as our 2018 Plan, which became effective on April 30, 2019, the day immediately prior to the date on which our registration statement in connection with our IPO was declared effective by the SEC. The terms of the 2011 Plan continue to govern the terms and conditions of the outstanding awards previously granted thereunder. The remaining shares available for issuance under the 2011 Plan were added to the shares reserved for issuance under the 2018 Plan. The administrator has not yet approved any offering under the 2018 ESPP.
(2)Includes 3,999,933 shares issuable upon the exercise of outstanding options and 993,313 shares issuable upon the vesting and settlement of outstanding RSUs as of December 31, 2022.
(3)Does not include outstanding RSUs which do not have an exercise price.
(4)Includes 7,848,832 shares of common stock available for grant under the 2018 Plan and 2,412,585 shares of common stock reserved for issuance under the 2018 ESPP as of December 31, 2022.
The number of shares reserved for issuance under the 2018 Plan will be increased automatically on the first day of each fiscal year beginning with the 2020 fiscal year, by a number equal to the least of: (i) 2,144,521 shares; (ii) 4.0% of the shares of common stock outstanding on the last day of the prior fiscal year; or (iii) such number of shares determined by our board of directors.
The number of shares reserved for issuance under the 2018 ESPP will be increased automatically on the first day of each fiscal year for a period of up to ten years, starting with the 2020 fiscal year, by a number equal to the least of: (i) 536,130 shares; (ii) 1.0% of the shares of common stock outstanding on the last day of the prior fiscal year; or (iii) such lesser number of shares determined by our board of directors.

2023 Proxy Statement | | 91

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information relating to the beneficial ownership of our common stock as of the Record Date (except as otherwise indicated) by:
•each person or group of affiliated persons known by us to beneficially own more than 5% of the outstanding shares of our common stock;
•each of our NEOs;
•each of our current directors and director nominees; and
•all of our current executive officers, directors and director nominees as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Unless otherwise indicated, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
Applicable percentage ownership is based on 64,149,711 shares of common stock outstanding as of the Record Date. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable, and RSUs that will become vested, within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the business address of each beneficial owner listed in the table below is c/o of Beyond Meat, Inc., 888 N. Douglas Street, Suite 100, El Segundo, California 90245. The information provided in the table below is based on our records, information filed with the SEC, on which we are relying pursuant to applicable SEC regulations, and information provided to us.
92 | | 2023 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF SHARES BENEFICIALLY OWNED
5% Stockholders:
The Vanguard Group(1)	6,023,408	9.4%
BlackRock, Inc.(2)	4,175,480	6.5%
Named Executive Officers:
Ethan Brown(3)	3,713,385	5.6%
Lubi Kutua(4)	22,123	*
Dariush Ajami, PhD(5)	284,249	*
Margaret “Jackie” Trask(6)	18,376	*
Teri L. Witteman(7)	166,180	*
Akerho “AK” Oghoghome	—	—
Phil Hardin(8)	3,080	*
Bernie Adcock	—	—
Deanna Jurgens(9)	4,537	*
Directors and Director Nominees:
Seth Goldman(10)	1,016,680	1.6%
Sally Grimes(11)	4,866	*
Colleen Jay(12)	5,348	*
C. James Koch	—	—
Raymond J. Lane(13)	40,488	*
Muktesh “Micky” Pant(14)	54,866	*
Ned Segal(15)	21,564	*
Christopher Isaac “Biz” Stone(16)	141,220	*
Kathy N. Waller(17)	22,064	*
All directors, nominees and executive officers as a group (17 persons)(18)	5,520,602	8.3%

*    Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)Based solely on information contained in a report on Schedule 13G/A filed on February 9, 2023 by The Vanguard Group. Consists of 6,023,408 shares of common stock held by The Vanguard Group. The Vanguard Group has shared voting power with respect to 103,690 shares of common stock, sole dispositive power with respect to 5,864,865 shares of common stock and shared dispositive power with respect to 158,543 shares of common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(2)Based solely on information contained in a report on Schedule 13G filed on February 3, 2023 by BlackRock, Inc. Consists of 4,175,480 shares of common stock held by BlackRock, Inc. and/or one or more of its subsidiaries, which may include Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors and BlackRock Fund Managers Ltd. BlackRock, Inc. has sole voting power with respect to 4,105,334 shares of common stock and sole dispositive power with respect to 4,175,480 shares of common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)Consists of (i) 1,478,057 shares of common stock, including 1,100,000 shares of common stock held in Brown Asset Holding LLC, which is wholly owned by the Ethan Brown 2022 GRAT and (ii) 2,235,328 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.
(4)Consists of (i) 742 shares of common stock and (ii) 21,381 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.
2023 Proxy Statement | | 93

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(5)Consists of (i) 54,081 shares of common stock and (ii) 230,168 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.
(6)Consists of (i) 3,963 shares of common stock and (ii) 14,413 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.
(7)Consists of (i) 18,006 shares of common stock, (ii) 144,268 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date and (iii) 3,906 RSUs which will vest within 60 days after the Record Date and will be settled in shares of common stock.
(8)Consists of 3,080 shares of common stock.
(9)Consists of 4,537 shares of common stock.
(10)Consists of (i) 178,659 shares of common stock held by the Julie D. Farkas Revocable Trust, (ii) 763,466 shares of common stock held by the Seth Goldman Revocable Trust, and (iii) (a) 3,108 shares of common stock, (b) 70,940 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date, and (c) 507 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock, held in each case by Mr. Goldman. Mr. Goldman’s spouse is the trustee of the Julie D. Farkas Revocable Trust and Mr. Goldman is the trustee of the Seth Goldman Revocable Trust. Therefore, Mr. Goldman may be deemed to have voting and dispositive power over the shares held by both trusts.
(11)Consists of (i) 4,272 shares of common stock and (ii) 594 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(12)Consists of (i) 4,447 shares of common stock and (ii) 901 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(13)Consists of (i) 39,981 shares of common stock and (ii) 507 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(14)Consists of (i) 4,272 shares of common stock, (ii) 594 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock, (iii) 25,000 shares of common stock held by the Pant Descendants Irrevocable Trust and (iv) 25,000 shares of common stock held by the Pant Family Irrevocable Trust. Mr. Pant is the trustee of both trusts, therefore, Mr. Pant may be deemed to have voting and dispositive power over the shares held in each trust.
(15)Consists of (i) 4,323 shares of common stock, (ii) 16,734 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date and (iii) 507 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(16)Consists of (i) 136,390 shares of common stock held by the Biz and Livy Stone Family Trust, for which Mr. Stone and his wife serve as co-trustees and for which Mr. Stone may be deemed to have voting and dispositive power over the shares held by the trust and (ii) (a) 4,323 shares of common stock and (b) 507 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock, held in each case by Mr. Stone.
(17)Consists of (i) 4,823 shares of common stock, (ii) 16,734 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date and (iii) 507 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(18)In addition to all shares of common stock shown in the table and as described in footnotes (3) through (17) above, the total number of shares of common stock also includes an aggregate of (i) 2,281 shares of common stock, (ii) 6,255 shares of common stock issuable upon the exercise of stock options within 60 days after the Record Date and (iii) 657 RSUs which vest within 60 days of the Record Date and will be settled in shares of common stock, held by executive officers who are not named in the table, and excludes shares beneficially owned by Messrs. Hardin and Adcock and Ms. Jurgens as they were not executive officers of the company as of the Record Date.

94 | | 2023 Proxy Statement

RELATED PERSON TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we have been or will be a participant in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Amended and Restated Investors’ Rights Agreement
In October 2018, we entered into an amended and restated investors’ rights agreement with certain of our stockholders, which included the entities affiliated with Kleiner Perkins Caufield & Byers, as well as our directors, Seth Goldman and Ethan Brown, and their affiliates to the extent applicable. These stockholders are entitled to rights with respect to the registration of their shares of common stock under the Securities Act under certain circumstances.
Indemnification of Directors and Officers
Our restated certificate of incorporation and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our restated certificate of incorporation from limiting the liability of our directors for the following:
•any breach of the director’s duty of loyalty to us or to our stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our Bylaws, we may purchase insurance on behalf of any person whom we are required or permitted to indemnify.
In addition to the indemnification required in our restated certificate of incorporation and Bylaws, we have entered into an indemnification agreement with each member of our board of directors and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director,
2023 Proxy Statement | | 95

RELATED PERSON TRANSACTIONS

officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in our restated certificate of incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.
Policies and Procedures for Related Person Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related-party transactions,” which are transactions between us and related persons and in which a related person has or will have a direct or indirect material interest. The written charter of our audit committee provides that our audit committee will review and oversee procedures designed to identify related party transactions that are material to Beyond Meat and that our audit committee will review and approve in advance or ratify any related-party transaction.
We have adopted a formal written policy providing that we are not permitted to enter into any transaction in which any related person has a direct or indirect material interest without the approval of our audit committee. In approving or rejecting any such transaction, our audit committee is to consider, among other things, the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All related-party transactions in 2022 were approved in accordance with this policy.
96 | | 2023 Proxy Statement

OTHER MATTERS
2022 Annual Report and SEC Filings
Our consolidated financial statements for our year ended December 31, 2022 are included in our 2022 Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at https://investors.beyondmeat.com and are available from the SEC at its website at https://www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Beyond Meat, Inc., Attention: Investor Relations, 888 N. Douglas Street, Suite 100, El Segundo, California 90245.
Stockholders Sharing the Same Address
The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if he or she receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding will receive only one copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other nominee. You may also obtain a separate proxy statement or annual report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to Beyond Meat, Inc., 888 N. Douglas Street, Suite 100, El Segundo, California 90245, Attention: Secretary or by calling (866) 756-4112. We will promptly send additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials by contacting their broker, bank or other nominee or sending a written request to Beyond Meat, Inc. at the address above or by calling (866) 756-4112.
Special Note Regarding Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the federal securities laws. We have based these forward-looking statements largely on our current opinions, expectations, beliefs, plans, objectives, assumptions and projections about future events and financial trends affecting the operating results and financial condition of our business. In some cases, you can identify forward-looking statements by the use of words such as “believe,” “may,” “will,” “will continue,” “could,” “will likely result,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “predict,” “project,” “expect,” “potential” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could
2023 Proxy Statement | | 97

OTHER MATTERS

cause such difference include the risks discussed in Part I, Item 1A, “Risk Factors,” included in our 2022 Form 10-K, and those discussed in other documents we file from time to time with the SEC. Forward-looking statements speak only as of the date of this proxy statement. You should not put undue reliance on any forward-looking statements. We assume no obligation to publicly update or revise any forward-looking statements because of new information, future events, changes in assumptions or otherwise, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
Other Matters
Our board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, mobile device, or by using the Internet as instructed on the Notice or proxy card or execute and return, at your earliest convenience, the proxy card.
THE BOARD OF DIRECTORS
El Segundo, California
April 12, 2023
98 | | 2023 Proxy Statement

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 23, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BYND2023**

You may attend the meeting via the Internet and vote electronically during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 23, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V04765-P90311

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BEYOND MEAT, INC.

The Board of Directors recommends you vote FOR the following nominees for director:

	For All	Withhold All	For All Except
1. Election of three Class I directors of the Company to serve until the Company's 2026 annual meeting of stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Seth Goldman
02) C. James Koch
03) Kathy N. Waller

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. To approve, on an advisory (non-binding) basis, the compensation of the Company's named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

The 2023 Annual Meeting of Stockholders of Beyond Meat, Inc. will be held on May 24, 2023 at 8:00 a.m. PDT, virtually via the Internet at www.virtualshareholdermeeting.com/BYND2023.

To access the virtual meeting, you must have the information that is printed in the box next to the arrow located on the reverse side of this form.

V04766-P90311

BEYOND MEAT, INC.
Annual Meeting of Stockholders
May 24, 2023, 8:00 a.m. PDT
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Ethan Brown and Teri L. Witteman, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BEYOND MEAT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 8:00 a.m. PDT on May 24, 2023, at www.virtualshareholdermeeting.com/BYND2023, and any postponement, adjournment or continuation thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations "FOR" each nominee named in Proposal No. 1, "FOR" Proposal No. 2, "FOR" Proposal No. 3, and in the discretion of the proxies with respect to such other business as may properly come before the Annual Meeting. In the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the Board of Directors to fill such vacancy.

Continued and to be signed on reverse side